UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Verint Systems Inc.

(Name of Registrant as Specified in its Charter)

Neuberger Berman Investment Advisers LLC
Neuberger Berman Investment Advisers Holdings LLC
Neuberger Berman Group LLC
NBSH Acquisition LLC
Neuberger Berman Breton Hill ULC
NB Acquisitionco ULC
Neuberger Berman Canada Holdings LLC
Mr. Scott Hoina
Mr. Benjamin Nahum
Mr. Amit Solomon
Ms. Beatriz V. Infante
Dr. Mark N. Greene
Mr. Oded Weiss

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PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

PROXY STATEMENT OF

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS OF VERINT SYSTEMS INC.
SCHEDULED TO BE HELD ON JUNE 20, 2019

May 13, 2019
To Our Fellow Verint Stockholders:

This proxy statement (“Proxy Statement” or “Proxy”) and the enclosed GOLD proxy card are being furnished to you on behalf of Neuberger Berman Investment Advisers LLC (“NBIA”), a Delaware limited liability company, as well as Neuberger Berman Breton Hill ULC (“NBBH”), a British Columbia unlimited liability corporation, Neuberger Berman Investment Advisers Holdings LLC (“NBIA Holdings”), a Delaware limited liability company, Neuberger Berman Group LLC (“NB Group”), a Delaware limited liability company, NBSH Acquisition LLC (“NBSH”), a Delaware limited liability company, NB Acquisitionco ULC (“NBA ULC”), a British Columbia unlimited liability corporation, Neuberger Berman Canada Holdings LLC (“NBCH”), a Delaware limited liability company, Benjamin Nahum, a citizen of the United States and a Portfolio Manager and Managing Director of NBIA, Scott Hoina, a citizen of the United States and a Senior Vice President of NBIA, Amit Solomon, Ph.D., a citizen of the United States and a Managing Director of NBIA (Mr. Solomon, together with NBIA, NBBH, NBIA Holdings, NB Group, NBSH, NBA ULC, NBCH, Mr. Nahum and Mr. Hoina are sometimes referred to as “Neuberger Berman”), Ms. Beatriz V. Infante, a citizen of the United States and a nominee for director, Dr. Mark Greene, a citizen of the United States and a nominee for director, and Mr. Oded Weiss, a citizen of Israel and a nominee for director. Ms. Infante, Dr. Greene and Mr. Weiss are each referred to herein as a “Neuberger Berman Nominee” and, collectively with Neuberger Berman, as the “Neuberger Berman Participants”, “our”, “us” or “we”). We are furnishing this Proxy Statement to solicit your proxy for use at the Annual Meeting of Stockholders of Verint Systems Inc., a Delaware corporation (“Verint” or the “Company”) scheduled to be held on June 20, 2019, at the offices of Jones Day, 250 Vesey St., New York, New York 10281 at 8:30 a.m. (the “Annual Meeting” or “2019 Annual Meeting”), or at any adjournment or postponement thereof. This Proxy Statement and enclosed GOLD proxy card are first being made available to stockholders of Verint on or about May 13, 2019.

THIS SOLICITATION IS BEING MADE BY THE NEUBERGER BERMAN PARTICIPANTS
AND NOT ON BEHALF OF THE BOARD OF DIRECTORS (THE “BOARD”) OF THE COMPANY

We are soliciting your proxy for the 2019 Annual Meeting to elect each of Ms. Beatriz V. Infante, Dr. Mark Greene, and Mr. Oded Weiss to serve as a director of Verint.

Except as set forth in this Proxy Statement, the Neuberger Berman Participants are not aware of any other matters to be considered at the 2019 Annual Meeting. However, if the Neuberger Berman Participants learn of any other proposals made a reasonable time before the 2019 Annual Meeting, the Neuberger Berman Participants will either supplement this Proxy Statement or provide stockholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made without reasonable time remaining before the 2019 Annual Meeting, the persons named as proxies on the GOLD proxy card solicited by the Neuberger Berman Participants will vote such proxies in their discretion with respect to such matters.
Verint has disclosed that the record date for determining stockholders entitled to notice of and to vote at the 2019 Annual Meeting is May 7, 2019 (the “Record Date”). Stockholders of record at the close of business on the Record Date will be entitled to vote at the 2019 Annual Meeting. According to Verint’s Proxy Statement for the 2019 Annual Meeting, filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2019 (the “Company’s Proxy Statement”), as of the Record Date there were 65,773,328 shares of common stock, $.01 par value per share (the “Common Stock”), outstanding and entitled to vote at the 2019 Annual Meeting. Each such share of Common Stock entitles its holder to one vote.

As of the date of this Proxy Statement, the Neuberger Berman Participants beneficially own an aggregate of 1,743,123 shares of Common Stock, representing approximately 2.7% of Verint’s outstanding Common Stock (based on the 65,773,328 shares of Common Stock outstanding and entitled to vote as of the Record Date as disclosed in the Company’s Proxy Statement). The Neuberger Berman Participants are seeking your proxy to vote “FOR” the election of the Neuberger Berman Nominees, and “FOR” the candidates who have been nominated by Verint other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg. Therefore, stockholders who wish to vote for the Neuberger Berman Nominees also have the ability to vote for five nominees of Verint, allowing them to vote for a full slate of eight director nominees. The names, backgrounds and qualifications of Verint’s nominees, and other information concerning Verint’s candidates, can be found in the Company’s Proxy Statement.

THE NEUBERGER BERMAN NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS. WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF VERINT CAN BEST BE EXPRESSED THROUGH THE ELECTION OF THE NEUBERGER BERMAN NOMINEES. ACCORDINGLY, THE NEUBERGER BERMAN PARTICIPANTS URGE YOU TO VOTE YOUR GOLD PROXY CARD FOR THE NEUBERGER BERMAN NOMINEES.

HOW TO VOTE

VOTE BY MAIL

Sign, date and return the enclosed GOLD proxy card in the enclosed postage-paid envelope. You should sign your name exactly as it appears on the GOLD proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. We recommend that you vote on the GOLD proxy card even if you plan to attend the 2019 Annual Meeting (in order to attend the 2019 Annual Meeting you will need to present a government-issued form of identification).

VOTE BY INTERNET

Vote via the Internet by following the voting instructions on the GOLD proxy card or the voting instructions provided by your broker, bank or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your Common Stock and confirm that your instructions have been properly recorded. Your Internet vote authorizes the named proxies to vote your Common Stock in the same manner as if you had signed and returned a proxy card.

VOTE BY PHONE

Vote by telephone by following the voting instructions on the GOLD proxy card or the instructions provided by your broker, bank or other holder of record. Your telephone vote authorizes the named proxies to vote your Common Stock in the same manner as if you had signed and returned a proxy card.

INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 11:59 P.M. (EASTERN TIME) ON JUNE 19, 2019 FOR THE VOTING OF SHARES HELD BY STOCKHOLDERS OF RECORD AND FOR THE VOTING OF SHARES HELD IN STREET NAME.

WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY VERINT
IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED WHITE PROXY BY SIGNING AND RETURNING A LATER-DATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE NEUBERGER BERMAN PARTICIPANTS OR TO THE SECRETARY OF THE COMPANY, OR BY INSTRUCTING US BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED (INSTRUCTIONS ARE ON YOUR GOLD PROXY CARD).

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A GOLD PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE GOLD PROXY CARD AS SOON AS POSSIBLE.

Neuberger Berman has retained Okapi Partners to assist in communicating with stockholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about executing your GOLD proxy card, voting by telephone or via the Internet or if you require assistance, please contact:

OKAPI PARTNERS
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
Call Toll-Free: (855) 305-0857
Email: info@okapipartners.com

This proxy solicitation is made by the Neuberger Berman Participants. As of the date of this Proxy Statement, the Neuberger Berman Participants beneficially own an aggregate of 1,743,123 shares of Common Stock, representing approximately 2.7% of Verint’s outstanding Common Stock (based on the 65,773,328 shares of Common Stock outstanding and entitled to vote as of the Record Date as disclosed in the Company’s Proxy Statement).

Reasons for this Solicitation
Neuberger Berman and predecessor firms, on behalf of their clients, have owned stock in Verint since 2006.  At various times over that long ownership period, we have attempted to engage constructively with Verint’s senior management and the Board.
In general, Neuberger Berman has a long-term investment horizon and is a patient investor. Having owned Verint stock for over twelve years, we have come to recognize, in this instance, that being patient has not proven effective.
Over the last twelve years while we have been Verint stockholders, the Company has spent nearly $2.1 billion on acquisitions and over $1.9 billion on Research and Development (“R&D”) and capital expenditures, for a total of over $4.0 billion of investments.  Despite these acquisitions and investments, Verint has an equity market value of just $4.0 billion today.
Over the same time period, Verint increased its R&D investments by 12% a year, on average, while revenue - including revenue obtained through acquisitions - grew by only 10.5% per year. We estimate that Verint’s organic revenue growth was less than 5% per year, on average, over that twelve-year period.
Notwithstanding that track record, over the last five years, Verint’s R&D spending has continued to increase at a rate of 10.5% per year.  During that same time period, the Company has spent nearly $1.0 billion on acquisitions.  Despite this, revenue growth, including revenue obtained through acquisitions, was only 6.2% per year on average.
Over the past fifteen years, Verint’s total stockholder return has lagged both the broader market as a whole as well as Verint’s close peer, NICE Ltd.1 Verint’s Chairman and Chief Executive Officer, Dan Bodner, has served as President and/or CEO and as a director of Verint since the Company was founded in 1994. Two directors currently serving on the Board, Howard Safir and Richard Nottenburg, have served for 17 years and 11 years, respectively.2

January 31,	2014	2015	2016	2017	2018	2019
Verint Systems Inc.	$100.00	$117.47	$80.57	$82.20	$91.88	$106.45
NASDAQ Composite Index	$100.00	$114.30	$115.10	$141.84	$189.26	$187.97
NASDAQ Computer & Data Processing Index	$100.00	$105.64	$132.80	$154.15	$223.67	$227.03

Source: Verint Systems 10K for fiscal year ended January 31, 2019
_____________________________
1 Source: FactSet comparable analysis. Gartner’s Magic Quadrant also lists VRNT and NICE as the two leaders in Workforce Engagement.
2 Richard Nottenburg has served as a director of Verint since February 2013 and its former parent company, Comverse Technology, Inc., from December 1, 2006 to September 27, 2011.

$100 invested on January 31, 2014 in Verint stock would have been worth $106.45 on January 31, 2019.  By contrast, $100 invested in the NASDAQ Computer & Data Processing Index during that same period would have been worth $227.03.

* $100 invested on 1/31/14 in stock or index, including reinvestment of dividends.
Source: Verint Systems 10K for fiscal year ended January 31, 2019
On February 14, 2019 Neuberger Berman sent a letter to John Egan, Verint’s Lead Independent Director, and included the following data about Verint’s performance.
Total Stockholder Returns through Fiscal Year-End
January 31, 2019

	1 Year	3 Years	5 Years	15 Years
Verint	15.9%	32.1%	6.5%	96.6%
NICE Ltd.	20.7%	83.9%	189.5%	745.2%
S&P 500	-2.3%	48.2%	68.2%	225.7%
Source: FactSet

Over the three- and five-year periods, Verint’s growth in earnings per share (EPS Growth) and growth in free cash flow per share (FCF/Share Growth) have drastically underperformed Verint’s peer, NICE Ltd.

	EPS Growth		FCF/Share Growth
	3 Years	5 Years	3 Years	5 Years
Verint*	1.8%	2.5%	9.6%	-2.6%
NICE Ltd.**	11.5%	13.9%	10.4%	29.4%
* Year end January 2019; ** Year end December 2018 Source: FactSet

Over fiscal years 2016 to 2018 Verint’s operating margins of 19-21% dramatically lagged those of NICE Ltd. and the 30%+ margins of other low growth mature software companies.3
	Adjusted EBIT Margin Fiscal Year Ending January 31
	2016	2017	2018
Verint	19.1%	19.6%	21.1%
NICE Ltd.	25.4%	26.5%	25.0%
Low Growth Software Peer Median [3]	31.4%	32.9%	31.9%

Source: FactSet
For fiscal years 2016, 2017 and 2018, Verint’s management has failed to meet a variety of financial targets set by Verint’s Board under the Company’s executive bonus program.4 In each of those years, the Company missed the target on revenue, EBITDA and Total Stockholder Return set in the Company’s compensation program.

3 Software companies with 3-year revenue growth per share below 10% (Ansys, Citrix, Dassault Systems, Nuance Communications, Oracle, Symantec).
4 Source: 2018 Verint proxy statement page 24.

Given the persistent underperformance noted above – in total stockholder returns, margins and failures to achieve the Board’s performance targets – we believe the Company needs fresh perspectives and an increasing sense of urgency in Verint’s board room.

Among other things, we believe new directors could review whether the Company has the right collection of businesses. We believe one of the reasons Verint’s stock has underperformed is that Verint operates two business units, Customer Engagement Solutions (“CES”) and Cyber Intelligence Solutions (“CIS”), which are not synergistic. We believe that structure for a mid-sized publicly-traded business makes it difficult for the Company to attract stockholders, who may only wish to invest in one, or the other, business. In our experience, for a company the size of Verint, having two separate businesses can also create complications in allocating management’s time and the Company’s capital resources.

We are concerned that the Company has not managed its capital well and believe that new directors could evaluate whether the Company is allocating capital optimally for R&D, Mergers & Acquisitions, and share repurchases.

We believe Verint’s Board lacks the necessary experience in software and analytics, cyber intelligence, cloud-based software models, Mergers and Acquisitions, and operational excellence. Of Verint’s seven independent Board members, for example, only one director, Ms. Herscher, appears to have served as a senior executive of a software company.

Accordingly, we believe that Verint and its stockholders would benefit from new directors on the Board who can bring objective perspectives and experience from within the technology and software industry.

Background to the Solicitation

Neuberger Berman and predecessor firms have been long-term owners of Verint’s stock on behalf of their clients since December 20, 2006.

In January 2007, shortly after we acquired Verint’s shares, Verint announced the acquisition of Witness Systems for $950 million, funding the acquisition with $650 million of debt and $300 million of equity injected by its then-parent company, Comverse Technology. As a result of the acquisition, Verint entered the 2008 financial crisis with an over-levered balance sheet and its shares tumbled by more than 90% to a low of $3.00 per share in early 2009. It took more than two years for the shares to recover to the level prior to the acquisition.

In January 2014, Verint announced the acquisition of KANA Software, Inc. (“KANA”) from Accel-KKR for $514 million. At that time, Neuberger Berman expressed its concern to Mr. Bodner that Verint was overpaying for a business for which Accel-KKR had only paid $41 million in 2009. Mr. Bodner expressed his confidence in the acquisition.

In late 2016, after it became clear to us that Verint’s acquisition of KANA was not as successful as expected, and following a precipitous decline in revenues and profits stemming from the Company’s cybersecurity business – which contributed to Verint’s shares losing more than half their value – Neuberger Berman expressed its concern to Verint’s management regarding the Company’s corporate structure and M&A strategy. At that time, Neuberger Berman proposed that Verint add two accomplished software executives, Dr. Mark Greene and Ms. Penelope Herscher to the Board. Dr. Greene and Ms. Herscher are both highly experienced software executives and public-company board members.  Dr. Greene is a veteran software and analytics executive who headed IBM’s security business and was CEO of analytics company Fair Isaac (“FICO”.) Ms. Herscher served on the Board of JDSU and helped create substantial stockholder value by separating the company into two publicly-traded entities, Lumentum and Viavi.

As further detailed below, since 2016, Neuberger Berman has suggested numerous other highly-qualified director candidates to Verint. As a general matter, Neuberger Berman considers the identity of prospective Board candidates confidential, and does not publicly disclose the identity of these individuals. However, in the Company’s Proxy Statement, Verint has chosen to disclose the names of and to comment negatively on these individuals and, accordingly, we feel compelled to discuss the background and qualifications of the outstanding individuals we previously identified to Verint.

In September 2016, director Larry Myers, then 77 years old, announced he would not be standing for reelection at Verint’s 2017 annual meeting of stockholders.

In January 2017, Mr. Egan and Mr. Roden interviewed Dr. Greene and Ms. Herscher.

In February 2017, Mr. Roden informed Neuberger Berman that Verint would continue considering only Ms. Herscher and not Dr. Greene for the Verint Board.

On April 1, 2017, after a discussion with Lead Independent Director Jack Egan, Verint agreed to add Ms. Herscher to the Board. At the time Mr. Egan told Neuberger Berman that the Board was amenable to adding Ms. Herscher because Verint needed a woman on the Board. Ms. Herscher became Verint’s only female director and the first woman to serve on the Board since 2011.

In August 2017, Verint appointed its CEO, Dan Bodner, to succeed Chairman Victor DeMarines as Chairman of the Board after Mr. DeMarines’s death, despite the Company’s poor stock price performance under Mr. Bodner’s leadership. At that time, Neuberger Berman expressed its concern and disapproval about Mr. Bodner’s appointment as Chairman and conveyed to Verint Neuberger Berman’s belief that this was an unnecessary and regressive move away from a preferred governance best practice.

In March 2018, after Verint’s revenue growth and share price continued to perform poorly and Mr. Bodner indicated on an earnings call that Verint did not intend to separate CIS and CES, Neuberger Berman met with Mr. Bodner and Mr. Roden, Verint’s Senior Vice President, Corporate Development and Investor Relations, at Verint’s offices to discuss what Neuberger Berman believed was the Company’s underperformance, complex operating structure, and lack of a detailed cloud strategy.

Following that discussion, Neuberger Berman proposed that Verint add Mr. Steve Hooley to the Board. Mr. Hooley was previously the Chairman and CEO of publicly-traded DST Systems for five years before it was sold to SS&C Technologies Holdings for a $5.4 billion enterprise value. As Chairman and CEO of DST, Mr. Hooley divested non-core businesses, streamlined operations and dramatically reduced the number of shares outstanding through effective share buyback programs.  During Mr. Hooley’s tenure as CEO, DST’s shares quadrupled in value.  At our request, Mr. Egan held a brief telephone interview with Mr. Hooley before informing us that he wasn’t impressed with Mr. Hooley. Verint declined to add Mr. Hooley to the Board.

In early 2018, Neuberger Berman had also learned that Verint was considering adding Mr. John Hinshaw to the Board. Mr. Hinshaw is a seasoned technology industry veteran and a board member of BNY Mellon, Sysco, and DocuSign. He was formerly a senior executive at Hewlett Packard and Boeing. Mr. Hinshaw’s background includes M&A in the SIGINT (signals intelligence) space and serving on the Board of a leading cloud-centric company, DocuSign, through a successful IPO.  We were disappointed to learn that Verint subsequently decided not to appoint Mr. Hinshaw to the Board.

In June 2018, shortly after rejecting Mr. Hooley and declining to appoint Mr. Hinshaw to the Board, Verint added Mr. Stephen Gold to the Board. Neuberger Berman expressed concerned to Verint’s management that Mr. Gold had no senior C-level experience, had never run a P&L, had no M&A experience, and his only public company board experience consisted of serving for two quarters as a director of a fuel distribution business. Neuberger Berman did not believe Mr. Gold was the best qualified candidate to join Verint’s Board.

On December 7, 2018, at Neuberger Berman’s request, representatives of Neuberger Berman met with Mr. Bodner and Mr. Roden to discuss Neuberger Berman’s continued concerns about the Company’s corporate structure, capital allocation, and cloud strategy. In that meeting, Mr. Bodner reiterated his position that he believed there is no incremental value that could be generated from separating CES and CIS, that Verint’s customers do not want to transition to the cloud, and that Verint had no intention to pursue a cloud-centric strategy for CES. At that time, Neuberger Berman again reiterated its request that the Board add more qualified directors with experience relevant to Verint’s business and operations. Mr. Bodner indicated that Verint would be open to reviewing Neuberger Berman’s recommendations for additional Board candidates.

On January 30, 2019, representatives from Neuberger Berman contacted Mr. Roden to discuss Verint’s business and financial performance and board composition.  Later that day, representatives from Neuberger Berman emailed Mr. Roden information on four potential board candidates, all of whom have senior executive experience leading business transformations at well-respected technology companies. In addition to Mr. Hooley and Mr. Hinshaw, these potential board candidates included Mr. Warren Jenson and Mr. Oded Weiss.

Warren Jenson is President and CFO of LiveRamp (f/k/a Acxiom), a publicly-traded digital marketing company, where he helped lead a transformation including the sale of several legacy businesses and the very successful acquisition of LiveRamp, which today is the core of the company. The transformation led to the company’s share price multiplying more than 5 times during Mr. Warren’s tenure. Mr. Jenson was formerly the Chief Financial Officer of a number of successful public companies, including Amazon.com and Delta Airlines.

Oded Weiss is Strategic Advisor and former President of Temenos AG, a publicly-traded banking software company. During his tenure, Temenos completed a strategic transformation that resulted in more than quintupling the share price. Mr. Weiss joined Temenos through the acquisition of Multifonds SA, a software company, where he was CEO, and which generated substantial returns for its owners. Before joining Multifonds, Mr. Weiss was a partner at McKinsey & Co in New York.

At Verint’s request, Neuberger Berman promptly provided Verint with the resumes and contact information for all four board candidates.

On February 14, 2019, after Verint had not contacted any of the four potential Board candidates, and as the director nominating deadline was approaching, Neuberger Berman sent a letter to Mr. Egan reiterating Neuberger Berman’s ongoing concerns about Verint’s cloud strategy, corporate structure, capital allocation, declining revenue, and poor stockholder returns. The letter further detailed why Neuberger Berman believed Mr. Hooley, Mr. Jenson, Mr. Weiss, and Mr. Hinshaw could help Verint improve its performance. Neuberger Berman also indicated that, if Verint continued to ignore the four proposed Board candidates, Neuberger Berman would consider nominating certain individuals to the Board.

On February 15, 2019, Mr. Roden contacted representatives from Neuberger Berman to report that Mr. John Egan, Verint’s Lead Independent Director, had agreed to set up a meeting with Neuberger Berman to discuss the concerns detailed in Neuberger Berman’s February 14, 2019 letter to Verint. At that time, Mr. Roden also offered to have Ms. Jane O’Donnell, Verint’s Senior Vice President, HR, initially interview Neuberger Berman’s four Board candidates. Neuberger Berman believed this to be a highly unorthodox request.  In general, Neuberger Berman believes that boards should always be receptive to the addition of potential Board members who can improve the quality of a business.  In our opinion, it is highly problematic that an individual who reports to the CEO was asked to interview Board candidates who, if added to the Board, would oversee the Company’s executives.  Nevertheless, in a good-faith effort to move the process forward in a cooperative manner, Neuberger Berman asked its four Board candidates to agree to speak with Ms. O’Donnell.

Between February 15 and March 1, 2019, Ms. O’Donnell held brief telephone interviews with Neuberger Berman’s four Board candidates and offered each candidate the opportunity to meet with Verint’s Board at one of Verint’s scheduled Board meetings. During his discussion with Ms. O’Donnell, Mr. Hinshaw indicated that he had a conflict with one of Verint’s Board meetings due to a previous obligation related to another public company board meeting. Verint refused to accommodate Mr. Hinshaw’s schedule by offering an alternative time to meet with Verint’s Board, so Mr. Hinshaw determined it was best to withdraw his candidacy.

On February 27, 2019, representatives from Neuberger Berman met with Messrs. Egan and Roden. At this meeting, Mr. Egan noted that he was only attending the meeting as a listener and had no authority to provide any further detail about the Company’s strategy or to negotiate on behalf of the Board. Neuberger Berman was disappointed with this unexpected limitation. Neuberger Berman strongly believes that a Lead Independent Director should have the authority to engage constructively with stockholders on behalf of the Board, especially when the roles of Chairman and CEO are combined.

During the meeting, Neuberger Berman reiterated to Mr. Egan its concerns that were expressed in the February 14, 2019 letter regarding Verint’s cloud strategy, corporate structure, capital allocation, acquisition strategy, and board composition. In addition, Neuberger Berman expressed its concern to Messrs. Egan and Roden about Verint Board members Mr. Nottenburg and Mr. Safir and their ability to be effective Board members of a software company like Verint. During the meeting Mr. Egan also stated that Verint was unable to address Neuberger Berman’s concerns about Verint’s strategy because such a response might necessitate revealing non-public information. At that time, Neuberger Berman said it would consider having further detailed discussions under the terms of a general non-disclosure agreement.

On February 28, 2019, Neuberger Berman contacted Verint and proposed Mr. Robert Schassler, instead of Mr. Hinshaw, to be considered as a potential candidate for Verint’s Board. Mr. Schassler had been a senior executive at Motorola when the business was separated into several public companies and, as an executive responsible for Motorola Solutions’ largest business, is very familiar with Verint’s business and, specifically, Verint’s CIS customers. Mr. Schassler also has substantial software and cloud background expertise as a senior executive at Nuance Communications and Sanmina.

On March 6, 2019, more than five weeks after Neuberger Berman initially provided Verint with four potential candidates for Verint’s Board, and only 18 days before the deadline to formally nominate candidates for election to Verint’s Board, Mr. Egan finally contacted Mr. Weiss and Mr. Hooley for the first time to conduct a short phone interview.

On March 7, 2019, Neuberger Berman contacted Mr. Egan to request a follow-up discussion regarding Verint’s strategy, capital allocation and Board composition.

On March 8, 2019, Mr. Roden spoke with Neuberger Berman telephonically and stated that Mr. Egan would continue to interview Neuberger Berman’s candidates. Mr. Roden also inquired about Neuberger Berman’s willingness to execute a non-disclosure agreement with Verint. Neuberger Berman responded that it was open to doing so if Verint would finally be willing to discuss the concerns outlined in Neuberger Berman’s February 14, 2019 letter.

On March 10, 2019, Mr. Roden contacted representatives from Neuberger Berman to suggest a follow up meeting with Mr. Egan.

On March 12, 2019, more than six weeks after Neuberger Berman initially provided Verint with four potential candidates for Verint’s Board, and with only 11 days before the deadline to formally nominate candidates for election to Verint’s Board, Mr. Egan finally contacted Mr. Jenson and Mr. Schassler for the first time to conduct a short phone interview.

On March 15, 2019, representatives from Neuberger Berman met with Messrs. Egan and Roden to further discuss Neuberger Berman’s concerns about Verint’s business and to discuss Verint’s review of Neuberger Berman’s potential Board candidates. At that time, Mr. Egan did not offer any new information regarding Neuberger Berman’s concerns outlined in its February 14, 2019 letter. Instead, Mr. Egan informed Neuberger Berman that, after what he called “careful consideration,” Mr. Egan, in his capacity as Verint’s Lead Director and Chairman of the Corporate Governance and Nominating Committee, rejected all four of Neuberger Berman’s potential Board candidates. (Mr. Egan did not offer Neuberger Berman’s Board candidates the opportunity to meet with, or have a telephone call with, any other member of Verint’s Board.)

During that meeting, Mr. Egan stated that Verint intended to add new directors to the Board in the future, but he was unwilling to commit to a timeframe for any new appointments or discuss any specifics about the experience or skills the Board wished to add. Mr. Egan said only that the Board was considering an “up and coming” female candidate who had not yet agreed to join the Board. At that time, Neuberger Berman expressed its continuing concern about Verint’s Board member selection process and requested that Mr. Egan provide stockholders with a more detailed plan about its commitment to upgrade the Board.

During the March 15, 2019 meeting, Mr. Egan also proposed that, subject to Neuberger Berman executing a non-disclosure agreement with Verint, the Company would provide Neuberger Berman with a preview of the Company’s upcoming earnings guidance and greater insight into its cloud strategy.  In exchange, Neuberger Berman would forgo nominating candidates for election to the Board at this year’s annual meeting.  Mr. Egan also suggested that Verint would publicly credit Neuberger’s role in refocusing the investment community on Verint’s cloud opportunity.

On March 16, 2019, Mr. Schassler informed Neuberger Berman that Verint’s Board did not appear welcoming of his candidacy and that he was not interested in the Board position if Verint was unwilling to seriously consider him as a qualified candidate that could add significant value to the Board.  As a result, Mr. Schassler told Neuberger Berman that he was no longer interested in being a Verint board candidate.

On March 18, 2019, Neuberger Berman proposed to Mr. Roden that Verint extend the director nominating deadline under its Bylaws for two weeks to see whether Verint would adequately address Neuberger Berman’s concerns about the Company’s cloud transition, corporate structure and capital allocation during the Company’s earnings call.

On March 20, 2019, Mr. Egan contacted Neuberger Berman to inform us that Verint would not extend the nomination window. Mr. Egan reiterated Verint’s proposal to offer Neuberger Berman a preview into the Company’s upcoming Q4 earnings results and cloud strategy if Neuberger Berman was willing to execute a non-disclosure agreement, forgo nominating directors, and endorse the Company’s strategy. Neuberger Berman declined the offer over its concern about giving up its right to nominate Board candidates at the annual meeting prior to seeing the Company’s proposed announcement and being asked to endorse a strategy that Neuberger Berman had had no part in formulating and which could fall far short of the expectations of stockholders.  Mr. Egan also reiterated the Board’s unwillingness to consider any changes to the Board of Directors proposed by Neuberger Berman.

On March 22, 2019, Neuberger Berman delivered a formal notice of its intention to nominate three candidates for election to the Board at Verint’s 2019 annual meeting of stockholders.

On March 27, 2019, Verint publicly announced its Q4 and full-year 2018 earnings and held a conference call with analysts and stockholders to discuss the results. In Neuberger Berman’s opinion, during this call, Verint failed to embrace a full commitment to a cloud-based software model and the separation of the CIS and CES businesses.

On April 8, 2019, Mr. Roden reached out to Neuberger Berman to request that Neuberger Berman withdraw its Director nominations in light of Verint’s financial results and earnings conference call. Neuberger Berman informed Mr. Roden that Neuberger Berman was finalizing a letter to the Board of Directors reiterating its concerns about Verint’s strategy and corporate governance. Neuberger Berman sent that letter the same day and requested a meeting with the Board to discuss Neuberger Berman’s concerns and its nominees.

On April 9, 2019, Mr. Roden contacted representatives from Neuberger Berman to request a call for 8 AM Eastern that same day. On the call, Mr. Egan, who seemed to be reading from a script, demanded that Neuberger Berman withdraw its director nomination notice before the stock market opened at 9:30 AM Eastern. Mr. Egan said that if Neuberger Berman refused to do so, Verint would file its contested preliminary proxy statement with the SEC immediately.  Representatives from Neuberger Berman expressed to Mr. Egan their frustration with his attempt to strong-arm a longstanding stockholder like Neuberger Berman. Neuberger Berman did not withdraw its nominations and reiterated its request to meet with the full Board. Later that morning, Verint filed its preliminary proxy statement.

On April 16, 2019, a representative from Neuberger Berman met with Verint’s CEO, Mr. Bodner, and Mr. Egan, to discuss Neuberger Berman’s nomination notice, the need for long-term financial targets and the Company’s current business configuration. Mr. Bodner agreed to consider whether or not the Company would be comfortable disclosing additional medium- and long-term financial performance metrics and targets but did not say if Verint would consider any positive changes to the Board, the Company’s operating structure, or its capital allocation plans.

On April 18, 2019, a representative from Neuberger Berman spoke with Verint’s CEO, Mr. Bodner, again to discuss, among other things, Neuberger Berman’s ongoing concerns about the Company’s lack of adequate long-term financial targets.

On April 22, 2019, Mr. Bodner sent Neuberger Berman an email indicating the Company’s willingness to reveal long-term revenue and EPS targets on the Company’s Q1 earnings call in exchange for Neuberger Berman agreeing to withdraw its nomination notice.

On April 23, 2019, a representative from Neuberger Berman held a phone conversation with Verint’s CEO, Mr. Bodner, and Verint’s Lead Independent Director, Mr. Egan, to discuss Verint’s offer to include unspecified financial targets on the Company’s Q1 earnings call in exchange for Neuberger Berman withdrawing its nomination notice.  During the call, Neuberger Berman rejected Verint’s proposal as insufficient and expressed our desire for a more comprehensive framework of financial targets, capital allocation and accelerated Board refreshment.

On April 24, 2019, Neuberger Berman filed its preliminary proxy statement with the SEC.

On April 25, 2019, Neuberger Berman sent an email to Mr. Bodner and Mr. Egan indicating Neuberger Berman’s willingness to withdraw its nomination notice if Verint and Neuberger Berman could establish a consensus around improvements to the Company’s financial targets, capital allocation initiatives and corporate governance.

In the email, Neuberger Berman suggested that a consensus could be reached if Verint was willing to address the following:
1.
Specific Long-term Financial Targets, including: (i) organic sales growth objectives of mid- to high-single digits over the next five years, (ii) operating margin improvement of 450 basis points over the next three years, (iii) defined earnings growth targets, and (iv) “true” cloud revenue targets.

2.
Improved Capital Allocation Framework, including (i) a public statement that Verint intends to extinguish its convertible debt, (ii) a commitment to using a portion of its annual free cash flow to buy back shares so as to offset the annual dilution from the Company’s stock option grants, (iii) a better explanation of Verint’s high R&D expenditures and management’s expected returns on this investment, and (iv) a better explanation about how M&A activities will complement the Company’s R&D investments in solving for growth and operating margin expansion.

3.
Improved Corporate Governance, including the need to accelerate the Company’s Board refreshment by committing to add highly-qualified new Board members with senior-level modern software company experience and a proven track record of generating shareholder value at other public companies.

On April 30, 2019, Verint sent an email to Neuberger Berman seeking clarification about several issues raised in Neuberger Berman’s April 24, 2019 preliminary proxy filing and its April 25, 2019 email to Mr. Bodner and Mr. Egan.

On April 30, 2019, Neuberger Berman responded comprehensively to Verint’s request for clarification, providing detailed responses, further explanations and examples of the disclosure provided by public companies with cloud-based businesses.

On May 1, 2019, following Verint’s request relating to how other publicly-traded software companies are disclosing their cloud-based business metrics, Neuberger Berman sent Verint an email with links to examples showing how four other companies have disclosed these measurements, These examples included ServiceNow, Inc., Zendesk, Inc., Box, Inc., and RingCentral, Inc.

On May 3, 2019, Neuberger Berman filed a revised preliminary proxy statement with the SEC.

On May 8, 2019, a representative from Neuberger Berman held a phone conversation with Mr. Bodner and Mr. Egan to discuss Neuberger Berman’s desire to resolve the proxy contest amicably and Neuberger Berman’s expectation that Verint commit to upgrading its Board with new directors, provide greater disclosure around cloud revenues together with financial targets for expected revenue and income, and establish a comprehensive capital allocation framework.

Later in the day on May 8, 2019, Mr. Egan sent an email to Neuberger Berman in which Mr. Egan mischaracterized Neuberger Berman as focused solely on financial targets rather than on improvements to the Company’s financial targets, capital allocation initiatives and changes to the composition of Verint’s Board. This mischaracterization appeared to Neuberger Berman to be a self-serving attempt by Mr. Egan to downplay the extent of Neuberger Berman’s concerns for use in the Company’s proxy statement. Moments later, Verint filed its definitive proxy statement with the SEC containing the same mischaracterizations that were contained in the email.

Later that same day, Neuberger Berman sent an email to Mr. Egan and Mr. Bodner stating that the email sent earlier that day by Mr. Egan and the Company’s proxy statement did not accurately reflect the parties’ conversation earlier that day.

On May 13, 2019, Neuberger Berman filed its definitive proxy statement.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are described in more detail in this Proxy Statement and the Company’s Proxy Statement. According to Verint’s Proxy Statement, on the Record Date, approximately 65,773,328 shares of the Common Stock were issued and outstanding and entitled to vote. Each stockholder, as of the Record Date, is entitled to one vote for each Neuberger Berman Nominee and one vote for each other proposal to be voted on at the 2019 Annual Meeting for each share of Common Stock held by such stockholder on the Record Date.

According to Verint’s Proxy Statement, an independent inspector of election will receive and tabulate the proxies and certify the results.

Election of Directors
According to Verint’s Proxy Statement, directors will be elected by a plurality of the votes cast at the 2019 Annual Meeting, meaning that the eight nominees receiving the most votes will be elected. Only votes cast “FOR” a nominee will be counted. If you submit the GOLD proxy card or GOLD voting instruction form and do not indicate otherwise, your shares will be voted “FOR” the Neuberger Berman Nominees and the directors nominated by Verint other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg.

According to Verint’s Proxy Statement, Verint intends to nominate eight candidates for election at the 2019 Annual Meeting. This Proxy Statement is soliciting proxies to elect the three Neuberger Berman Nominees, as well as those individuals nominated by Verint other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg. Therefore, those stockholders who vote on the enclosed GOLD proxy card will also have the opportunity to vote for those individuals who have been nominated by Verint other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg. This allows stockholders to vote for a full slate of directors to serve on the Board. The names, backgrounds and qualifications of Verint’s nominees, as well as other information concerning such individuals, can be found in Verint’s proxy statement.
Other Proposals
According to Verint’s Proxy Statement, at the 2019 Annual Meeting, in addition to the election of directors, Verint’s stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as Verint’s independent registered public accounting firm for the year ending January 31, 2020, to approve, on an advisory basis, the compensation of Verint’s named executive officers (Say-on-Pay) and to approve Verint’s 2019 Long-Term Stock Incentive Plan. According to Verint’s Proxy Statement, approval of each of these three proposals will require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. If you submit the GOLD proxy card or GOLD voting instruction form and do not indicate otherwise, your shares will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP as its independent registered public accounting firm for the year ending January 31, 2020, “AGAINST” the advisory vote to approve the compensation of Verint’s named executive officers, and “AGAINST” the proposal to approve Verint’s 2019 Long-Term Stock Incentive Plan.

Withhold Votes and Abstentions
According to Verint’s Proxy Statement, only votes cast “FOR” a nominee will be counted in the election of directors. Stockholders can withhold authority to vote their shares with respect to all of the Neuberger Berman Nominees and the directors nominated by Verint other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg as a group by voting “WITHHOLD” from all Nominees or with respect to one or more, but not all, of such nominees by voting “FOR ALL EXCEPT” and indicating for which of the individual Neuberger Berman Nominees or the directors nominated by Verint (other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg) the stockholder is withholding voting authority. Withhold votes will result in the applicable nominees receiving fewer “FOR” votes for purposes of determining the eight nominees receiving the most votes. Only the eight nominees receiving the most “FOR” votes will be elected as directors. According to Verint’s Proxy Statement, in all other matters other than the election of directors, stockholders can “ABSTAIN” from voting on the matter. Abstentions have the same effect as votes “AGAINST” the matter. Withhold votes and abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting.

Broker Non-Votes
According to Verint’s Proxy Statement, a broker non-vote occurs when a beneficial owner of shares held in street name through a broker fails to submit voting instructions to the broker for a stockholders’ meeting. In the absence of voting instructions, brokers normally have discretion to vote on routine matters, such as the ratification of independent registered public accounting firms, but not on non-routine matters, such as director elections, proposals dealing with compensation issues, or stockholder proposals. However, given the contested nature of the 2019 Annual Meeting, for any accounts to which brokers deliver competing sets of proxy materials, applicable rules governing brokers’ discretionary authority will not permit such brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting. Broker non-votes, if any, will not be counted in determining the number of shares necessary for approval of any proposal, although they will count for purposes of determining whether a quorum exists.
Notice Regarding the Internet Availability of the Neuberger Berman Participants’ Proxy Materials for the 2019 Annual Meeting
This Proxy Statement and all of Neuberger Berman Participants’ other solicitation materials in connection with this proxy solicitation will be available on the SEC’s website, free of charge, at www.sec.gov.

Additional Information Regarding Verint
Pursuant to Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), the Neuberger Berman Participants have omitted from this Proxy Statement certain disclosure required by applicable law to be included in Verint’s Proxy Statement in connection with the Annual Meeting. Such disclosure includes, but is not limited to, information regarding those individuals nominated by Verint to serve as directors; information regarding Proposal 2, Proposal 3 and Proposal 4 (each as hereinafter defined); securities of Verint beneficially owned by Verint’s directors, nominees and management; certain stockholders’ beneficial ownership of more than 5% of Verint’s voting securities; information concerning executive and director compensation; and information concerning the procedures for submitting stockholder proposals and director nominations intended for consideration at the 2020 annual meeting of stockholders and for consideration for inclusion in the proxy materials for that meeting. If Verint does not distribute Verint’s Proxy Statement to stockholders at least 10 days prior to the Annual Meeting, we will distribute to the stockholders a supplement to this proxy statement containing such disclosures at least 10 days prior to the Annual Meeting. We take no responsibility for the accuracy or completeness of information contained in Verint’s Proxy Statement. Except as otherwise noted herein, the information in this proxy statement concerning Verint has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

Matters to be considered at the Annual Meeting
PROPOSAL 1: ELECTION OF DIRECTORS
General
The Board currently consists of eight directors and the terms of all of the directors expires at the Annual Meeting. The directors elected at the Annual Meeting will each serve for a term of one year, expiring at the 2020 annual meeting of stockholders, or until their successors have been duly elected and qualified. The names and ages of the Neuberger Berman Nominees and the terms of their proposed directorship are set forth below. As of the date of this Proxy Statement, none of the Neuberger Berman Nominees are employees of Verint or serve Verint in any capacity.
Each of the Neuberger Berman Nominees has agreed to serve if elected, and the Neuberger Berman Participants have no reason to believe that any of the Neuberger Berman Nominees will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Neuberger Berman Nominees and the directors nominated by Verint other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg. The eight candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of Verint. Therefore, if the Neuberger Berman Participants are successful in their proxy solicitation, the Board will be composed of the three Neuberger Berman Nominees—Ms. Beatriz Infante, Dr. Mark Greene and Mr. Oded Weiss—and the five individuals nominated by Verint who receive the highest number of votes present, in person or by proxy, at the Annual Meeting and entitled to vote in favor of his or her election. If elected, each of the Neuberger Berman Nominees will serve a one-year term until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Neuberger Berman Nominees for Term Ending Upon the 2020 Annual Meeting of Stockholders
Beatriz V. Infante, age 65. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC which provides management consulting services to companies at strategic inflection points. From 2010 until its acquisition by Infor, Inc. in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. From 2004 to 2005, Ms. Infante served as Interim Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. From 1998 to 2003, Ms. Infante held various positions with Aspect Communications, a leading provider of call centers and unified communications solutions, including the roles of Chairwoman, President and Chief Executive Officer.

Ms. Infante has been a director of Ribbon Communications, Inc. (a NASDAQ listed company), a company specializing in Cloud-based SIP and 4G/VoLTE solutions, since October 2017 and has served on its Audit and Compensation Committees; a director, Chair of the Compensation Committee and Member of the Audit Committee of Liquidity Services, Inc. (a NASDAQ listed company), a company specializing in surplus asset management, since May 2014; and a director of PriceSmart Inc (a NASDAQ listed company), a global operator of membership warehouse clubs, since January 2018, and currently serves as Chair of the Compensation Committee, Chair of the Digital Transformation Committee, and Member of the Audit Committee.  Additionally, from January 2010 until October 2017, Ms. Infante served on the board of Sonus Networks, until its acquisition of Genband to form Ribbon Communications. From May 2012 through May 2015 when it was sold to Avago, Ms. Infante served as a director of Emulex Corporation. From August 2016 to June 2017 when it was sold to Veeco, Ms. Infante served as a director of Ultratech, Inc.  She has additionally served on a number of private company boards.

Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, a 2016 NACD Directorship 100 honoree, and in 2013 was named to the Financial Times Agenda “Top 50 Digital Directors’ List.”  Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering Science from California Institute of Technology.

Dr. Mark Greene, age 65, is a senior financial technology executive with extensive experience leading and growing complex global businesses. He is a recognized thought-leader on banking and economic trends and related techniques including risk management, forecasting and trading, and technologies such as big data and predictive analytics. He now serves as a Board member for financial technology/software companies seeking strategic and operational assistance in business transformation and scaling. From March 2019, Dr. Greene has served as Executive Chairman of National Credit Care, a leading privately held credit counseling company. From April 2018, Dr. Greene has served as Executive Chairman of RYZGO, a privately held transaction-security and identity verification company. From October 2016, Dr. Greene has served as director of Bluezones LLC, a privately held lifestyle management company. From April 2012, Dr. Greene served as director of NeuStar (NYSE:NSR) until its acquisition by Golden Gate Capital in August 2017. From September 2012 until September 2015, Dr. Greene was CEO, Openlink Financial (Hellman & Friedman), a risk management, operations and finance company, and from February 2007 until January 2012, Dr. Greene was CEO, Fair Isaac Corp. (NYSE: FICO), a pioneer in credit risk scoring and analytics for the financial services industry.  Previous to this, from 1998 until 2006, Dr. Greene was a General Manager at IBM (NYSE: IBM) responsible for IBM’s security business.

Dr. Greene was also a Director, Interest for Others Foundation from December 2016 to November 2018.

Dr. Greene holds a BA, magna cum laude, in Economics from Amherst College, and a PhD in Economics from the University of Michigan.

Oded Weiss, age 48, has 25+ years of experience in building value and creating high-performing leadership teams. Mr. Weiss is Senior Advisor and former President of Temenos AG (SIX:TEMN), a $12bn market cap publicly traded financial software company. From July 2009 through March 2015, Mr. Weiss served as CEO and a managing director and a member of the board of directors of IGEFI Group s.a r.l. (doing business as Multifonds), an award-winning investment software company providing fund accounting, portfolio accounting and investor servicing and transfer agency on a single platform. More than $7 trillion in assets (both traditional and alternative funds) are processed on Multifonds in 30+ jurisdictions for the world’s leading global custodians, third-party administrators, insurance companies and asset managers. Under Mr. Weiss’s leadership, Multifonds grew its staff from 150 to 450 in 14 offices globally, including India, the UK, Ireland, France, Germany, Singapore, Hong Kong, Canada, and the US. As CEO he was responsible for strategy, revenue, product roadmap, key customer relationships, partnerships, marketing and all other important aspects of the business. He attracted and retained a highly productive team and transformed the company’s culture. Key achievements during his tenure as CEO include: achieving repeatable and sustained growth measured in 5 years: CAGR of 13% in revenue and 15% in EBITDA which created real operating leverage; transforming the company from a single product, European focused, limited growth company to a global, multi-product, best in class leader; rebranding the company and establishing the Multifonds brand as a leading provider to the fund administration industry; initiating and successfully completing a product renovation program that transformed both the user experience (using new architecture and technology) and the product asset class coverage (expanding from long-only focused to cross asset capabilities). Mr. Weiss led the strategy of focusing on large deals which led to record wins in 2014.

In March 2015, Mr. Weiss sold Multifonds to Temenos AG for €235 million, delivering high multiple return to private equity owner Summit Partners, and Mr. Weiss was appointed President of Temenos AG. At the time Temenos’s share price was $35 and the company had a market cap of $2.5B. In September 2016, Mr. Weiss decided to step back and take the role of Strategic Adviser to Temenos. In his 1.5 year tenure as President, the company’s share price rose to $66 and the market cap doubled to $5B. As Strategic Advisor, Mr. Weiss focuses on architecture transformation and go to market product strategy and was involved in all M&A opportunities. In February 2018, the Board asked Mr. Weiss to focus on Temenos’s Multifonds business for a year and he took on the role of Managing Director of the company’s Multifonds division. From February 2018 to January 2019, Multifonds’s product revenue more than doubled. In January 2019, after Multifonds success, Mr. Weiss reverted to his role as Strategic Advisor to Temenos, at which time the stock was trading at $133 and the company’s market cap reached $10B. Today, April 2019, four years since Mr. Weiss joined Temenos the stock is trading at approximately $165 (vs. $35 in March 2015). Temenos has over $800 million in annual revenue, double digit top-line growth, and 5,000 employees, serving 38 of the top 50 banking institutions globally.

Previous to this, Mr. Weiss was a Partner, Corporate and Investment Banking Operations & Technology Practice Leader, at McKinsey & Company in New York.

Mr. Weiss is also serving as the Chairman of the Board of Solo Gelato, a private company based in Israel.

Mr. Weiss holds a B.Sc. and M.Sc. in Engineering from the Technion – Israel Institute of Technology, and an MS in Engineering and Management from MIT.

Other Information Regarding Neuberger Berman Nominees
Each of the Neuberger Berman Nominees has consented to being named as a nominee in this Proxy Statement and to serving as a director if elected.
As of the date hereof, to the knowledge of the Neuberger Berman Participants, none of Ms. Infante, Dr. Mark Greene, or Mr. Oded Weiss owns any shares of Common Stock of Verint.
Ms. Infante and Dr. Greene are citizens of the United States and Mr. Weiss is a citizen of Israel.
To the knowledge of the Neuberger Berman Participants: (a) no Neuberger Berman Nominee has any family relationship that is required to be disclosed; (b) no Neuberger Berman Nominee holds any positions or offices with Verint; (c) no companies or organizations, with which any of the Neuberger Berman Nominees has been employed in the past five years, is a parent, subsidiary or other affiliate of Verint; (d) no Neuberger Berman Nominee has been, within the last 10 years, or is currently subject to, any of the items listed in Item 401(f) of Regulation S-K; (e) no Neuberger Berman Nominee has been convicted in, within the last 10 years, or is currently subject to, any criminal proceeding; (f) no Neuberger Berman Nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2019 Annual Meeting (other than each Neuberger Berman Nominee’s nomination to serve on the Board); (g) there are no arrangements or understandings pursuant to which any Neuberger Berman Nominee is proposed to be elected to the Board, other than a request made to each Neuberger Berman Nominee asking for their consent to be nominated to the Board, and, solely as it relates to any arrangement or understanding pursuant to which any Neuberger Berman Nominee was proposed to be elected to the Board, no other person, other than the Neuberger Berman Participants (whose interests are solely that the Neuberger Berman Participants are nominating the Neuberger Berman Nominees), has any substantial interest, direct or indirect, in any matter to be acted upon at the 2019 Annual Meeting; (h) no Neuberger Berman Nominee beneficially owns any securities of Verint, either directly or indirectly; (i) no Neuberger Berman Nominee owns any securities of Verint of record, but not beneficially; (j) no associate of any Neuberger Berman Nominee beneficially owns any securities of Verint, either directly or indirectly; (k) no Neuberger Berman Nominee owns, beneficially, directly or indirectly, any securities of any parent or subsidiary of Verint; (l) no Neuberger Berman Nominee has purchased or sold any securities of Verint within the past two years; (m) no Neuberger Berman Nominee was or is a party to any contract, arrangement or understanding, within the past year, with respect to any securities of Verint, including any joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (n) since January 1, 2018, no Neuberger Berman Nominee and no associate of any Neuberger Berman Nominee, has any direct or indirect material interest in any transaction in which the amount involved exceeds $120,000 and in which Verint is or was a participant, or which is currently proposed; and (o) there are no arrangements or understandings between any Neuberger Berman Nominee and any person with respect to any future employment by Verint or its affiliates, or with respect to any future transactions to which Verint or its affiliates will or may be a party.

None of the Neuberger Berman Nominees, to the knowledge of the Neuberger Berman Participants, or any of their respective associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of Verint that is required to be disclosed under, or is subject to any arrangement described in, paragraphs (a)-(j) of Item 402 of Regulation S-K. However, if elected the Neuberger Berman Nominees will be entitled to compensation as a director of Verint as is consistent with Verint’s practices for services of non-employee directors and as is disclosed in Verint’s Proxy Statement.

The Neuberger Berman Participants believe that each Neuberger Berman Nominee presently is, and if elected as a director of Verint, each Neuberger Berman Nominee would be, “independent” under Rule 5605 of the NASDAQ Stock Market’s Marketplace Rules, the independence standard applicable to Verint. The Neuberger Berman Participants believe that, if any Neuberger Berman Nominee were a member of Verint’s compensation, nominating and audit committee, he or she would be independent under such committee’s applicable independence standards
The Neuberger Berman Participants are not aware of any material proceedings in which either Neuberger Berman Nominee, or any associate of either Neuberger Berman Nominee, is a party adverse to Verint or any of its subsidiaries or has a material interest adverse to Verint or any of its subsidiaries.
Except as otherwise disclosed in response to this section, there are no interlocking relationships that would have required disclosure had the Neuberger Berman Nominees been directors of Verint.

Directors Nominated by Verint
The Neuberger Berman Participants are also seeking your proxy to vote for the candidates who have been nominated by Verint, other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg. You should refer to Verint’s Proxy Statement and form of proxy distributed by Verint for the names, background, qualifications and other information concerning Verint’s candidates.
We recommend that you vote FOR ALL of the Nominees on the GOLD proxy card.

Proposal 2:	Ratification of the company’s selection of independent public accounting firm
Based on information contained in Verint’s Proxy Statement, it is expected that the stockholders at the 2019 Annual Meeting will be asked to ratify the employment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending January 31, 2020 to perform the functions assigned to it by Verint (“Proposal 2”). According to Verint’s Proxy Statement, it shall be the duty of Verint’s Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent public accountants to audit the books of account, accounting procedures and financial statements of Verint for the year and to perform such other duties as prescribed from time to time by the Audit Committee.
We recommend voting “FOR” Proposal 2
Proposal 3:	Advisory vote on the compensation of named executive officers
Based on information contained in Verint’s Proxy Statement, it is expected that the stockholders at the 2019 Annual Meeting will be asked to approve, on an advisory basis, the compensation of the named executive officers disclosed in Verint’s Proxy Statement (“Proposal 3”). According to Verint’s Proxy Statement, this vote is advisory in nature, which means that it is not binding on Verint, its Board or Verint’s Compensation Committee. However, according to Verint’s Proxy Statement, the Compensation Committee intends to consider the vote results for Proposal 3 and to take any actions it deems necessary or appropriate in light of those results.
Neuberger Berman is recommending stockholders vote “AGAINST” Proposal 3.  Neuberger Berman believes that Verint’s Board of Directors has failed to develop and implement an appropriate incentive compensation program for management based on organic revenue growth rather than acquired growth and include targets for customer conversions to a cloud-based business model.

We recommend voting “AGAINST” Proposal 3
Proposal 4:	Approval of the Verint Systems, Inc. 2019 Long-Term Stock Incentive Plan
Based on information contained in Verint’s Proxy Statement, it is expected that the stockholders at the 2019 Annual Meeting will be asked to approve the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan (“Proposal 4”). According to Verint’s Proxy Statement, this vote is binding on Verint, its Board or Verint’s Compensation Committee.
Neuberger Berman is recommending stockholders vote “AGAINST” Proposal 4.  Verint’s number of shares outstanding has more than doubled from 32 million in 2006 to 65 million in 2019.  Neuberger Berman believes that this increase has been excessively dilutive with no corresponding benefits to stockholders.
We recommend voting “AGAINST” Proposal 4
CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS SOLICITATION

This proxy solicitation is being conducted by the Neuberger Berman Participants. The Neuberger Berman Participants collectively are the beneficial owners of an aggregate of 1,743,123 shares of Common Stock of Verint or approximately 2.7% of the outstanding shares of Common Stock of Verint (based on the 65,773,328 shares of Common Stock outstanding and entitled to vote as of the Record Date as disclosed in the Company’s Proxy Statement) and collectively are one of the largest stockholders of Verint.
Information about the Neuberger Berman Participants, including information as to any substantial interest, direct or indirect, by security holdings or otherwise, that they may have with respect to the various proposals to be voted on at the 2019 Annual Meeting, is set forth below in this section. As to the Neuberger Berman Nominees, the foregoing information is included in this section or in the section titled “Proposal 1 – Election of Directors”.
The Neuberger Berman Participants
The principal business address of NBIA, NBIA Holdings, NB Group, NBSH, NBA ULC and NBCH is 1290 Avenue of the Americas, New York NY 10104, the principal business address of Mr. Nahum, Mr. Hoina and Mr. Solomon is 1290 Avenue of the Americas, New York, NY 10104 and the principal business address of NBBH is 2 Bloor Street East, Suite 2830, Toronto, Ontario, M4W 1A8, Canada.
NBIA and NBBH are each primarily engaged in the business of being an investment adviser for their respective clients. NBIA Holdings, NB Group, NBSH, NBA ULC and NBCH are primarily engaged in the business of being holding companies for their affiliates and affiliates of the Neuberger Berman Participants. Messrs. Nahum and Solomon, are primarily engaged in the business of being portfolio managers for NBIA, and as such, manage the investments of their clients and those of their affiliates. Mr. Hoina is primarily engaged in the business of being a senior research analyst for NBIA.

The Neuberger Berman Nominees
Please see “Proposal 1 – Election of Directors” for additional information about the Neuberger Berman Nominees.

Beneficial Ownership of Shares

The following table shows the number of shares of Common Stock or other securities of Verint that are beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by each Neuberger Berman Participant as of the Record Date. Please see Annex A for additional information about each applicable Neuberger Berman Participant’s purchases and sales of securities of Verint within the last two years.

Class or Series	Number of Shares/Principal Amount	Owner of Record	Beneficial Owner	Percentage of Class
Common Stock	1,664,145[5]	Cede & Co.[6]	NBIA	Approx. 2.6%
Common Stock	77,000	Cede & Co.	Benjamin Nahum	Less than 1%
Common Stock	855	Cede & Co.	Amit Solomon	Less than 1%
Common Stock	600	Cede & Co.	Scott Hoina	Less than 1%
Common Stock	523[7]	Cede & Co.	NBBH	Less than 1%
1.50% Convertible Senior Notes	$9,300,000[5]	Cede & Co.	NBIA	Less than 1%

As of the date of this Proxy Statement, no part of the purchase price or market value of any of the shares of Common Stock of Verint held by the Neuberger Berman Participants is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares of Common Stock of Verint. The shares of Common Stock held by Mr. Solomon were purchased through a margin account in the ordinary course of business.

Except as set forth in this subsection, no Neuberger Berman Participant, and no associate of any Neuberger Berman Participant, owns beneficially, directly or indirectly, or of record but not beneficially, any securities of Verint, or any parent or subsidiary of Verint. Except as set forth on Annex A, no Neuberger Berman Participant has purchased or sold any securities of Verint within the last two years.
The Neuberger Berman Participants may be considered to have a material interest in Proposal 1 by virtue of having nominated the Neuberger Berman Nominees to the Board of Verint.
Other Interests of the Neuberger Berman Participants and Neuberger Berman Nominees
Set forth in this section of this Proxy Statement and the section of this Proxy Statement titled “Proposal 1 – Election of Directors” which is incorporated herein by reference, are (if applicable) the (a) names and the business addresses of each of the Neuberger Berman Participants and Neuberger Berman Nominees, (b) the present principal occupation or employment of each of the Neuberger Berman Participants and the Neuberger Berman Nominees and (c) the name, principal business and address of any corporation or other organization in which such employment is carried on.

5 These shares may also be deemed to be beneficially owned by each of NBIA Holdings, NB Group and NBSH.
6 The owner of record of 100 shares reflected in the preceding column is NBIA.
7 These shares may also be deemed to be beneficially owned by each of NBA ULC, NBCH, NB Group and NBSH.

Except as set forth in this subsection or elsewhere in this Proxy Statement, no Neuberger Berman Participant has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon at the Annual Meeting, other than the Neuberger Berman Participants’ interest in seeing the Neuberger Berman Nominees elected to the Board.

Except as set forth in this subsection or elsewhere in this Proxy Statement, no Neuberger Berman Participant is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Verint, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies.

Except as set forth in this subsection or elsewhere in this Proxy Statement, no Neuberger Berman Participant and no associate of any Neuberger Berman Participant has any arrangements or understandings with any person or persons with respect to any future employment by Verint or its affiliates or with respect to any future transactions to which Verint or any of its affiliates will or may be a party.

No Neuberger Berman Participant and no related person of any Neuberger Berman Participant has had or will have a direct or indirect material interest in any transaction since the beginning of Verint’s last fiscal year or any currently proposed transactions in which Verint was or is to be a participant and the amount involved exceeds $120,000.

Except as set forth in this subsection or elsewhere in this Proxy Statement and to the knowledge of the Neuberger Berman Participants, no person, other than as previously disclosed in regards to the Neuberger Berman Participants, is a party to any arrangement or understanding pursuant to which the Neuberger Berman Nominees are nominated for election as a director of Verint or has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2019 Annual Meeting.

During the past 10 years, no Neuberger Berman Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

ADDITIONAL PROXY INFORMATION
The enclosed GOLD proxy card may be executed only by the holders of record of Common Stock on the Record Date. If you were a stockholder of record on the Record Date, you will retain your voting rights at the 2019 Annual Meeting even if you sell your Common Stock after the Record Date. Accordingly, it is important that you vote the Common Stock held by you on the Record Date, or grant a proxy to vote your Common Stock on the GOLD proxy card, even if you sell your Common Stock after the Record Date. The Common Stock represented by each GOLD proxy card that is properly executed and returned to the Neuberger Berman Participants will be voted at the 2019 Annual Meeting in accordance with the instructions marked thereon. If you have signed the GOLD proxy card and no marking is made, you will be deemed to have given a direction with respect to all of the Common Stock represented by the GOLD proxy card to vote (i) “FOR” the election of all of the Neuberger Berman Nominees and for the candidates who have been nominated by Verint other than  Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg, (ii) “FOR” Proposal 2, (iii) “AGAINST” Proposal 3 and (iv) “AGAINST” Proposal 4.

If you hold your Common Stock in the name of one or more brokerage firms, banks or nominees, only they can vote your Common Stock and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions to them to sign and return a GOLD proxy card representing your Common Stock. The Neuberger Berman Participants urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Neuberger Berman Investment Advisers LLC, c/o Okapi Partners, LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

Revocation of Proxies
You may revoke or change your proxy instructions at any time prior to the vote at the 2019 Annual Meeting by:
●
submitting a properly executed, subsequently dated GOLD proxy card, prior to the Annual Meeting, that will revoke all prior proxy cards, including any white proxy cards which solicit a proxy in favor of all of the directors nominated by Verint;

●
instructing the Neuberger Berman Participants by telephone or via the Internet as to how you would like your shares voted (instructions are on your GOLD proxy card), before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on June 19, 2019;

●
attending the Annual Meeting and withdrawing your proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) (in order to attend the Annual Meeting you will need to present a government-issued form of identification); or

●
delivering written notice of revocation either to Neuberger Berman Investment Advisers LLC, c/o Okapi Partners, LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036 or the Corporate Secretary of Verint at 175 Broadhollow Road, Suite 100, Melville, NY 11747 or any other address provided by Verint. Submitting a later-dated Verint proxy card will also serve as a revocation of a previously-submitted proxy.

Although a revocation is effective if delivered to Verint, the Neuberger Berman Participants request that either the original or a copy of any revocation be mailed to Neuberger Berman Investment Advisers LLC, c/o Okapi Partners, LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036,  so that the Neuberger Berman Participants will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Neuberger Berman Nominees as directors have been received. The Neuberger Berman Participants or the Solicitation Agent (as hereinafter defined) may contact stockholders who have revoked their proxies.
IF YOU PREVIOUSLY SIGNED AND RETURNED A WHITE PROXY CARD TO THE COMPANY, THE NEUBERGER BERMAN PARTICIPANTS URGE YOU TO REVOKE IT BY (1) SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, (2) INSTRUCTING US BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED, (3)ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON OR (4) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE NEUBERGER BERMAN PARTICIPANTS OR TO THE SECRETARY OF THE COMPANY.

Additional Voting Procedures
Delaware law expressly provides for the authorization of proxies by electronic means. Accordingly, you may submit your proxy by telephone or the Internet. To submit a proxy with voting instructions by telephone please call the telephone number listed on the GOLD proxy card. Proxies may also be submitted over the Internet. Please refer to the GOLD proxy card or Availability Notice for the website information. In each case stockholders will be required to provide the unique control number which has been printed on each stockholder’s GOLD proxy card. In addition to the instructions that appear on the GOLD proxy card, step-by-step instructions will be provided by a recorded telephone message for those stockholders submitting proxies by telephone, or at the designated website for those stockholders submitting proxies over the Internet. Stockholders submitting their proxies with voting instructions by telephone or over the Internet will receive confirmation on the telephone that their vote by telephone was successfully submitted, and may provide an email address for confirmation that their vote by Internet was successfully submitted.
YOUR VOTE IS EXTREMELY IMPORTANT. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY OR INSTRUCT US BY TELEPHONE OR VIA THE INTERNET TO VOTE FOR THE ELECTION OF THE NEUBERGER BERMAN NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Cost and Method of Solicitation
Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, in person and by advertisements. Solicitations may also be made by the Neuberger Berman Nominees, the Neuberger Berman Participants and certain of the respective officers, partners and employees of the Neuberger Berman Participants, none of whom will, except as described elsewhere in this Proxy Statement, receive additional compensation for such solicitation.

The Neuberger Berman Participants have engaged Okapi Partners LLC (“Okapi” or the “Solicitation Agent”) in connection with solicitations relating to the Annual Meeting. The Solicitation Agent will receive fees to be mutually agreed upon by the Neuberger Berman Participants and the Solicitation Agent based on customary fees for such services as they are provided, and reimbursement of costs and expenses for its services in connection with the solicitation. Approximately 25 people may be employed by the Solicitation Agent to solicit proxies from Verint’s stockholders for the Annual Meeting. The Neuberger Berman Participants have agreed to indemnify the Solicitation Agent against certain liabilities and expenses in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of all Common Stock held as of the Record Date. The Neuberger Berman Participants will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Further, the Neuberger Berman Participants may request additional services from the Solicitation Agent in relation to this proxy solicitation. If such additional services are requested, then the Neuberger Berman Participants and the Solicitation Agent will enter into a separate agreement setting out such services and the costs therefor.

The entire expense of soliciting proxies for the Annual Meeting by the Neuberger Berman Participants is being borne by the Neuberger Berman Participants. If successful, or in the event of settlement with Verint, the Neuberger Berman Participants may seek reimbursement of such costs from Verint. In the event that we decide to seek reimbursement of our expenses, the Neuberger Berman Participants do not intend to submit the matter to a vote of Verint’s stockholders. The Board, in the event we are successful or enter into a settlement with Verint, which may include one or more of the Neuberger Berman Nominees, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to Verint and its stockholders. Although no precise estimate can be made at this time, the Neuberger Berman Participants currently estimate that the total expenses the Neuberger Berman Participants will incur in furtherance of, or in connection with, the solicitation of proxies for the 2019 Annual Meeting will be $1,500,000. The total amount spent by the Neuberger Berman Participants thus far has been $500,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation.

OTHER PROPOSALS
Except for those proposals set forth under the heading “Other Matters To Be Considered At The Annual Meeting” in this Proxy Statement, we are not aware of any other matters to be considered at the Annual Meeting. If, however, the Neuberger Berman Participants learn of any other proposals made at a reasonable time before the Annual Meeting, the Neuberger Berman Participants will either supplement this Proxy Statement or provide stockholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the GOLD proxy card solicited by the Neuberger Berman Participants will vote such proxies in their discretion with respect to such matters.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

According to the Company Proxy Statement, proposals which stockholders desire to have included in Verint’s proxy statement for its 2020 annual meeting of stockholders (the “2020 Annual Meeting”) pursuant to Exchange Act Regulation 14a-8, must be addressed to Verint’s Corporate Secretary and received by Verint not later than the close of business on January 8, 2020. Such proposals must be addressed to Verint Systems Inc., at 175 Broadhollow Road, Melville, New York 11747, and should be submitted to the attention of the Corporate Secretary by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in Verint’s proxy statement with respect to discretionary voting. The deadline for these proposals for the 2020 Annual Meeting is March 23, 2020. Verint’s proxy related to the 2020 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all such proposals received by Verint.
The requirements in Verint’s Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in Verint’s proxy statement.
In accordance with Verint’s Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2020 Annual Meeting only if Verint’s Corporate Secretary receives written notice of any such nominations no earlier than February 21, 2020 and no later than March 22, 2020. Any stockholder notice of intention to nominate a director shall include:
●	as to the nominee:
	○	the name, age, business address and residential address of such person;
	○	the principal occupation or employment of such person;
	○	the class, series and number of Verint securities that are owned of record or beneficially by such person;
	○	the date or dates the securities were acquired and the investment intent of each acquisition;
○
any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation);

○
any other information relating to such person that the Board or any nominating committee of the Board reviews in considering any person for nomination as a director, as will be provided by Verint’s Corporate Secretary upon request; and

●	as to the stockholder giving the notice and any Stockholder Associate (as such term is defined below):

○
the name and address of the stockholder, as they appear on Verint’s stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate;

○
a representation that at least one of these persons is a holder of record or beneficially of Verint securities entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice;

	○	the class, series and number of Verint securities that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice;
	○	a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any Stockholder Associate and the proposed nominee(s);
	○	a description of any derivative positions related to any class or series of Verint securities owned of record or beneficially by the stockholder or any Stockholder Associate;
○
a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associate with respect to any of Verint’s securities; and

○
a representation that after the date of the stockholder’s notice and until the date of the annual meeting each of these persons will provide written notice to Verint’s Corporate Secretary as soon as practicable following a change in the number of Verint securities held as described immediately above that equals 1% or more of Verint’s then-outstanding shares, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described immediately above that results in a change that equals 1% or more of Verint’s then-outstanding shares or in the economic interests underlying these agreements, arrangements or understanding;

●
a representation as to whether the stockholder giving notice and any Stockholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

●
a written consent of each proposed nominee to serve as a director of Verint, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with Verint’s By-laws and all of Verint’s applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines

For purposes of the notice, a “Stockholder Associate” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, the stockholder; (2) any beneficial owner of securities of Verint owned of record or beneficially by the stockholder; and (3) any person controlling, controlled by or under common control with the Stockholder Associate.

At the request of the Board, any person nominated by the Board for election as a director must furnish to Verint’s Corporate Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or such other information as it may reasonably require to determine the eligibility of such nominee to serve as a director.

However, if the number of directors to be elected at the 2020 Annual Meeting is increased and Verint does not make a public announcement naming all of the nominees for director or specifying the size of the Board by at least January 28, 2020, then a stockholder’s notice will be considered timely with respect to nominees for the new positions created by the increase if it is received by Verint’s Corporate Secretary no later than the close of business on the tenth calendar day after Verint makes such public announcement.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements. All statements contained in this Proxy Statement that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this Proxy Statement that are not historical facts are based on current expectations, speak only as of the date of this Proxy Statement and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Neuberger Berman Participants. Although the Neuberger Berman Participants believe that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this Proxy Statement, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this Proxy Statement will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this Proxy Statement, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Except to the extent required by applicable law, the Neuberger Berman Participants will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward looking statements in this Proxy Statement to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

SPECIAL INSTRUCTIONS
Please review this Proxy Statement and the enclosed materials carefully.

YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares of Common Stock you own.

1.
If your shares of Common Stock are registered in your own name, please sign, date and mail the enclosed GOLD proxy card today to Neuberger Berman Investment Advisers LLC, c/o Okapi Partners, LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, in the postage-paid envelope provided or instruct us by telephone or via the Internet today as to how you would like your Common Stock voted (instructions are on your GOLD proxy card).

If your shares of Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD proxy card with respect to your Common Stock and only after receiving your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the GOLD proxy card as soon as possible.

2.	After signing and returning the enclosed GOLD proxy card, we urge you NOT to return Verint’s white proxy card because only your latest dated proxy card will be counted.

3.
If you have previously signed and returned a white proxy card to Verint, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Verint by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Proxies may also be revoked at any time prior to exercise by: (i) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) (in order to attend the Annual Meeting you will need to present a government-issued form of identification), (ii) instructing us by telephone or via the Internet as to how you would like your Common Stock voted (instructions are on your GOLD proxy card), (iii) submitting a properly executed, subsequently dated GOLD proxy card, or (iv) delivering a written notice of revocation. The written notice of revocation may be delivered either to Neuberger Berman Investment Advisers LLC, c/o Okapi Partners, LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, or to the Corporate Secretary of Verint at 175 Broadhollow Road, Suite 100, Melville, NY 11747 , or any other address provided by Verint.

If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement or need help voting your Common Stock, please contact our proxy solicitor:

OKAPI PARTNERS
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
Call Toll-Free: (855) 305-0857
Email: info@okapipartners.com

We urge you to sign, date and return your GOLD proxy card today

ANNEX A
The following table sets forth all transactions effected during the last two years by the Neuberger Berman Participants with respect to securities of Verint. All transactions were effected on the open market. Except as otherwise indicated, all transactions are with respect to shares of Common Stock.

Neuberger Berman Investment Advisers LLC

Date	Buy/Sell	Unit Quantity	Average Price
4/28/2017	Buy	3774	39.296
4/28/2017	Sell	520	39.029
5/3/2017	Buy	135	39.3
5/5/2017	Buy	945	39.27
5/5/2017	Sell	106	39.253
5/8/2017	Buy	415	39.1
5/9/2017	Buy	220	39.45
5/12/2017	Buy	104	39.7
5/12/2017	Sell	52	39.718
5/16/2017	Sell	543	40.715
5/19/2017	Sell	10	41.15
5/22/2017	Sell	7	40.184
5/23/2017	Buy	105	40.65
5/24/2017	Sell	33	41.112
5/26/2017	Buy	112	41.5
5/26/2017	Sell	653	41.456
5/30/2017	Sell	30	41.15
5/31/2017	Buy	225	41.1
6/2/2017	Buy	57	42.3
6/2/2017	Sell	35	42.275
6/5/2017	Sell	700	42.4
6/8/2017	Sell	35	43.45
6/9/2017	Buy	162	41.486
6/9/2017	Sell	124	42.825
6/12/2017	Sell	13125	41.5
6/13/2017	Sell	86	41.75
6/14/2017	Sell	114	41.374
6/16/2017	Buy	289	40.5
6/22/2017	Buy	6400	40.8
6/22/2017	Sell	300	40.8
6/23/2017	Buy	6631	40.505
6/23/2017	Sell	205	40.5
6/26/2017	Sell	30	40.65
6/30/2017	Buy	656	40.85
6/30/2017	Sell	278	40.75
7/5/2017	Sell	164	40.85
7/6/2017	Sell	10	39.8
7/7/2017	Buy	2000	40.15
7/7/2017	Sell	1354	40.055
7/10/2017	Sell	5	40.3
7/11/2017	Buy	13644	40.255
7/11/2017	Sell	1069	40.001
7/12/2017	Buy	97	41.4
7/12/2017	Sell	1269	41.1
7/13/2017	Sell	729	40.695
7/14/2017	Sell	3	40.617
7/17/2017	Buy	78370	39.55
7/17/2017	Sell	6	39.818
7/18/2017	Sell	18	39.333
7/19/2017	Buy	158	39.05
7/19/2017	Sell	33	38.975
7/20/2017	Sell	22	38.7
7/21/2017	Buy	167	39.15
7/24/2017	Buy	5973	39.1
7/24/2017	Sell	95	39.1
7/25/2017	Buy	26	39.619
7/25/2017	Sell	80	39.35
7/26/2017	Sell	1498	39.757
7/27/2017	Buy	24	39.578
7/28/2017	Sell	1408	39.699
7/31/2017	Sell	92	39.5
8/1/2017	Buy	150	39.6
8/1/2017	Sell	179	39.234
8/2/2017	Buy	2900	37.75
8/2/2017	Sell	248	37.809
8/3/2017	Sell	51	37.45
8/7/2017	Buy	273	38.23
8/7/2017	Sell	27	38.2
8/8/2017	Buy	125	38.3
8/8/2017	Sell	16	38.25
8/9/2017	Buy	71	38.4
8/10/2017	Buy	96	38.2
8/10/2017	Sell	20	38.425
8/11/2017	Buy	330	38
8/14/2017	Sell	106	38.662
8/15/2017	Sell	573	38.466
8/16/2017	Sell	50	38.85
8/17/2017	Sell	265	38.4
8/18/2017	Buy	491	38.368
8/18/2017	Sell	30	40.475
8/21/2017	Sell	80	38.15
8/22/2017	Buy	50	38.4
8/22/2017	Sell	941	38.385
8/24/2017	Sell	29	38.1
8/25/2017	Buy	165	38.51
8/25/2017	Sell	37	38.55
8/28/2017	Buy	50	38.631
8/28/2017	Sell	15	38.7
8/29/2017	Buy	26	39.05
8/29/2017	Sell	46	38.955
8/30/2017	Sell	68	39.05
8/31/2017	Sell	123	39.625
9/1/2017	Buy	9	39.8
9/1/2017	Sell	100	39.799
9/5/2017	Sell	71	39.451
9/6/2017	Sell	1319	39.443
9/8/2017	Sell	9	39.928
9/11/2017	Sell	116	40.651
9/12/2017	Buy	70	40.75
9/13/2017	Buy	20	41.395
9/13/2017	Sell	568	41.12
9/14/2017	Sell	342	40.32
9/18/2017	Sell	89	40.85
9/19/2017	Buy	63	40.989
9/19/2017	Sell	8	40.968
9/20/2017	Buy	3	40.45
9/21/2017	Buy	772	40.3
9/21/2017	Sell	268	40.303
9/25/2017	Buy	184	40.7
9/25/2017	Sell	260	40.8
9/26/2017	Buy	8	40.85
9/27/2017	Buy	75	42.082
9/28/2017	Sell	225	42.25
9/29/2017	Buy	352	41.819
9/29/2017	Sell	235	42.085
10/2/2017	Buy	116	42.345
10/3/2017	Buy	347	42.966
10/3/2017	Sell	15	42.717
10/4/2017	Buy	28	43.25
10/4/2017	Sell	2735	43.3
10/5/2017	Sell	397	43.112
10/6/2017	Buy	225	43.25
10/6/2017	Sell	1450	43
10/9/2017	Buy	80	42.75
10/10/2017	Sell	2	42.72
10/11/2017	Buy	148	42.79
10/11/2017	Sell	6	42.737
10/12/2017	Buy	258	42.6
10/12/2017	Sell	41	42.63
10/17/2017	Buy	3	42.55
10/17/2017	Sell	24	42.608
10/18/2017	Sell	173	42.55
10/19/2017	Buy	668	42.409
10/19/2017	Sell	55	42.4
10/20/2017	Buy	321	43.165
10/23/2017	Sell	40	42.95
10/24/2017	Buy	2506	42.651
10/24/2017	Sell	70	42.6
10/25/2017	Buy	55	42.65
10/26/2017	Buy	1611	42.811
10/27/2017	Buy	334	43.16
10/27/2017	Sell	361	43.058
10/30/2017	Buy	24	41.89
10/30/2017	Sell	45	41.95
11/1/2017	Sell	89	41.706
11/2/2017	Buy	1449	41.34
11/2/2017	Sell	738	41.005
11/3/2017	Buy	30	42.225
11/6/2017	Buy	421	42.088
11/6/2017	Sell	145	42.1
11/7/2017	Buy	610	41.144
11/7/2017	Sell	110	41.125
11/8/2017	Sell	285	41.924
11/9/2017	Buy	90	41.432
11/9/2017	Sell	44	41.434
11/10/2017	Buy	770	41.728
11/10/2017	Sell	1101	41.749
11/13/2017	Sell	50	41.553
11/14/2017	Buy	74	41.292
11/14/2017	Sell	190	41.55
11/15/2017	Sell	381	41.3
11/16/2017	Buy	93	41.978
11/20/2017	Buy	964	42.153
11/20/2017	Sell	10	42.15
11/21/2017	Buy	15	42.55
11/21/2017	Sell	574	42.542
11/22/2017	Buy	4125	42.698
11/22/2017	Sell	569	42.515
11/24/2017	Buy	595	42.939
11/24/2017	Sell	785	43
11/27/2017	Sell	13	43.2
11/28/2017	Buy	678	44.061
11/28/2017	Sell	107	44.107
11/29/2017	Buy	86	43.626
11/29/2017	Sell	901	43.584
11/30/2017	Buy	123	43.61
11/30/2017	Sell	541	43.53
12/1/2017	Buy	100	43.628
12/1/2017	Sell	14	43.604
12/4/2017	Buy	90	43.213
12/4/2017	Sell	636	43.187
12/5/2017	Buy	72	43.472
12/5/2017	Sell	87	42.959
12/6/2017	Sell	47	42.51
12/7/2017	Buy	92913	40.07
12/7/2017	Sell	22	39.856
12/8/2017	Buy	1655	39.573
12/8/2017	Sell	27	39.572
12/11/2017	Buy	263	39.987
12/11/2017	Sell	15	40.05
12/12/2017	Buy	1333	40.901
12/13/2017	Buy	49	41.332
12/13/2017	Sell	661	41.307
12/14/2017	Buy	468	41.689
12/14/2017	Sell	368	41.477
12/15/2017	Buy	570	41.85
12/19/2017	Buy	130	41.34
12/19/2017	Sell	4860	41.4
12/20/2017	Buy	2500	41.45
12/20/2017	Sell	1548	41.45
12/21/2017	Buy	64	41.47
12/21/2017	Sell	5900	41.6
12/22/2017	Buy	296	41.76
12/22/2017	Sell	2978	41.761
12/26/2017	Buy	887	41.791
12/26/2017	Sell	113	41.782
12/27/2017	Buy	9	41.864
12/27/2017	Sell	866	41.722
12/28/2017	Sell	1	41.85
12/29/2017	Buy	45	41.84
12/29/2017	Sell	617	41.817
1/2/2018	Sell	32	41.748
1/3/2018	Buy	543	42.405
1/3/2018	Sell	193	41.845
1/4/2018	Buy	4	42.575
1/4/2018	Sell	833	42.592
1/5/2018	Buy	110	41.95
1/5/2018	Sell	51	42.2
1/8/2018	Sell	19	42.341
1/9/2018	Buy	62	42.382
1/10/2018	Buy	437	42.295
1/10/2018	Sell	3734	42.096
1/11/2018	Buy	70	42.6
1/11/2018	Sell	13000	42.9
1/12/2018	Buy	780	43.05
1/12/2018	Sell	17900	43.05
1/16/2018	Buy	1406	43.574
1/16/2018	Sell	76	43
1/17/2018	Buy	130	43.35
1/17/2018	Sell	191	43.351
1/18/2018	Buy	380	43.039
1/18/2018	Sell	32	42.975
1/19/2018	Buy	31	43.4
1/19/2018	Sell	121	43.2
1/22/2018	Buy	5137	42.846
1/22/2018	Sell	5	42.85
1/23/2018	Buy	375	42.745
1/23/2018	Sell	759	42.996
1/24/2018	Buy	390	42.703
1/25/2018	Buy	253	42.598
1/25/2018	Sell	46	42.353
1/26/2018	Buy	62	42.7
1/26/2018	Sell	33	42.675
1/29/2018	Sell	15	42.25
1/30/2018	Buy	969	41.607
1/30/2018	Sell	16	41.55
1/31/2018	Buy	169	41.962
1/31/2018	Sell	16	42.3
2/1/2018	Buy	706	41.24
2/1/2018	Sell	85	41.2
2/2/2018	Buy	357	40.126
2/2/2018	Sell	6	40.65
2/5/2018	Buy	223	39.824
2/5/2018	Sell	486	39.245
2/6/2018	Buy	890	38.976
2/6/2018	Sell	5	39
2/7/2018	Buy	160	39.096
2/7/2018	Sell	55	38.95
2/8/2018	Buy	137	38.19
2/8/2018	Sell	370	38.431
2/9/2018	Buy	149	37.407
2/9/2018	Sell	762	38.07
2/12/2018	Buy	212	38.191
2/12/2018	Sell	14441	38.35
2/13/2018	Buy	275	38.303
2/13/2018	Sell	340	38.225
2/14/2018	Sell	3	38.6
2/15/2018	Buy	122	39.214
2/15/2018	Sell	106	39.109
2/16/2018	Buy	694	39.661
2/20/2018	Buy	127	39.3
2/20/2018	Sell	347	39.165
2/21/2018	Buy	367	39.041
2/21/2018	Sell	307	39.077
2/22/2018	Buy	88	39.381
2/22/2018	Sell	246	39.18
2/23/2018	Buy	463	39.466
2/23/2018	Sell	36	39.749
2/26/2018	Buy	242	40.09
2/26/2018	Sell	79	40.024
2/27/2018	Buy	156	40.2
2/28/2018	Buy	14	39.35
3/1/2018	Sell	9	38.8
3/2/2018	Buy	12	38.69
3/2/2018	Sell	5	38.746
3/5/2018	Buy	20	39.1
3/5/2018	Sell	6	39.113
3/6/2018	Buy	217	39.282
3/6/2018	Sell	50	39.3
3/7/2018	Buy	35	40.4
3/7/2018	Sell	85	40.4
3/8/2018	Buy	21225	40.95
3/8/2018	Sell	60	40.95
3/9/2018	Buy	141	41.126
3/12/2018	Sell	55	40.875
3/13/2018	Buy	250	40.545
3/13/2018	Sell	3	40.957
3/14/2018	Buy	35	39.65
3/14/2018	Sell	5	39.8
3/15/2018	Sell	56	39.581
3/16/2018	Buy	316	39.585
3/16/2018	Sell	47	39.35
3/19/2018	Sell	236	38.75
3/20/2018	Buy	81	38.761
3/20/2018	Sell	3195	38.826
3/22/2018	Sell	25	38.6
3/23/2018	Buy	106	38.477
3/23/2018	Sell	52	38.125
3/26/2018	Buy	893	38.066
3/26/2018	Sell	161	38.28
3/27/2018	Sell	956	37.653
3/28/2018	Sell	1591	37.401
3/29/2018	Buy	95	42.512
3/29/2018	Sell	517	42.6
4/2/2018	Buy	430	39.55
4/2/2018	Sell	206	39.772
4/3/2018	Sell	33	40.486
4/4/2018	Buy	64	40.341
4/4/2018	Sell	77	40.426
4/5/2018	Sell	16	40.536
4/6/2018	Buy	35	39.3
4/6/2018	Sell	10	39.3
4/9/2018	Buy	288	39.759
4/9/2018	Sell	113	39.788
4/10/2018	Sell	790	40.502
4/11/2018	Buy	124	41.15
4/11/2018	Sell	85	41.1
4/12/2018	Sell	43	40.85
4/13/2018	Buy	850	40.782
4/13/2018	Sell	62	40.777
4/16/2018	Sell	120	41.8
4/17/2018	Buy	39	42.25
4/17/2018	Sell	8	42.144
4/18/2018	Sell	3	42.59
4/19/2018	Sell	500	42.45
4/20/2018	Buy	46	41.85
4/23/2018	Buy	452	41.848
4/25/2018	Buy	112	41.355
4/26/2018	Sell	115	41.883
4/27/2018	Buy	313	41.65
4/27/2018	Sell	49	41.599
4/30/2018	Buy	412	41.868
4/30/2018	Sell	1050	41.854
5/1/2018	Buy	1012	42.122
5/1/2018	Sell	50	42.2
5/2/2018	Buy	263	42.22
5/2/2018	Sell	12	41.8
5/8/2018	Sell	2547	42.2
5/9/2018	Buy	140	42.156
5/9/2018	Sell	90	42.65
5/10/2018	Buy	735	42.914
5/10/2018	Sell	25	43.05
5/11/2018	Buy	367	42.558
5/11/2018	Sell	102	42.152
5/14/2018	Sell	135	41.8
5/15/2018	Buy	686	41.703
5/16/2018	Buy	45	41.85
5/16/2018	Sell	39	41.758
5/17/2018	Buy	150	41.917
5/17/2018	Sell	4	41.92
5/18/2018	Buy	42	42.08
5/18/2018	Sell	15	42.08
5/21/2018	Sell	30	42.4
5/22/2018	Sell	44	42.207
5/23/2018	Buy	119	42.2
5/23/2018	Sell	88	42.199
5/24/2018	Buy	90	43.25
5/25/2018	Buy	388	43.25
5/25/2018	Sell	350	43.721
5/29/2018	Sell	106	42.317
5/30/2018	Sell	9	42.523
5/31/2018	Sell	204	42.219
6/1/2018	Buy	97	42.78
6/1/2018	Sell	9	42.7
6/4/2018	Buy	61	42.86
6/4/2018	Sell	63	42.85
6/5/2018	Buy	90	43.678
6/5/2018	Sell	22	43.632
6/6/2018	Buy	344	44.032
6/8/2018	Buy	160	44.4
6/8/2018	Sell	2	44.34
6/11/2018	Buy	439	44.678
6/11/2018	Sell	1035	44.807
6/12/2018	Sell	46	45.25
6/13/2018	Buy	185	45.7
6/13/2018	Sell	26	45.575
6/14/2018	Buy	70	45.8
6/14/2018	Sell	78	45.65
6/15/2018	Buy	59	46.2
6/15/2018	Sell	17815	46.15
6/18/2018	Sell	20312	45.95
6/19/2018	Buy	178	45.1
6/19/2018	Sell	58	45.084
6/20/2018	Buy	196	45.75
6/20/2018	Sell	211	45.6
6/21/2018	Sell	517	45.163
6/22/2018	Buy	131	45.048
6/25/2018	Buy	133	44.041
6/26/2018	Buy	9	44.736
6/26/2018	Sell	15	44.892
6/27/2018	Buy	706	44.551
6/27/2018	Sell	225	44.35
6/28/2018	Sell	16	43.971
6/29/2018	Buy	546	44
6/29/2018	Sell	1875	44.35
7/2/2018	Sell	855	44.329
7/5/2018	Buy	219	44.947
7/5/2018	Sell	395	45.1
7/9/2018	Buy	134	46.9
7/9/2018	Sell	27	47.313
7/10/2018	Buy	601	47.099
7/10/2018	Sell	2	47.12
7/11/2018	Sell	15	46.619
7/16/2018	Buy	264	48.1
7/16/2018	Sell	9	48.03
7/17/2018	Buy	591	48.318
7/17/2018	Sell	4	48.15
7/18/2018	Buy	7	48.25
7/18/2018	Sell	249	48.259
7/19/2018	Sell	6	48.318
7/20/2018	Sell	8	48.05
7/23/2018	Buy	2342	47.789
7/23/2018	Sell	170	47.6
7/24/2018	Buy	42	46.95
7/24/2018	Sell	2	46.925
7/25/2018	Buy	331	46.933
7/25/2018	Sell	18	47.056
7/26/2018	Buy	1472	47.102
7/26/2018	Sell	22100	47
7/27/2018	Buy	149	46.128
7/27/2018	Sell	21710	45.75
7/30/2018	Sell	7334	44.949
7/31/2018	Buy	150	44.871
7/31/2018	Sell	19	44.95
8/1/2018	Sell	184	44.75
8/2/2018	Buy	145	45.9
8/2/2018	Sell	57	45.678
8/3/2018	Buy	30	46.1
8/6/2018	Buy	424	46.61
8/6/2018	Sell	223	46.742
8/7/2018	Buy	11	46.581
8/7/2018	Sell	56	46.55
8/8/2018	Buy	1251	46.777
8/8/2018	Sell	76	46.767
8/9/2018	Buy	145	46.9
8/10/2018	Buy	668	46.796
8/13/2018	Buy	292	46.951
8/14/2018	Buy	290	47.74
8/14/2018	Sell	51	47.694
8/16/2018	Buy	205	47.4
8/16/2018	Sell	251	47.45
8/17/2018	Sell	107	47.444
8/20/2018	Buy	402	47.764
8/20/2018	Sell	33	47.85
8/21/2018	Buy	65	48.3
8/21/2018	Sell	70	48.3
8/22/2018	Buy	471	48.451
8/22/2018	Sell	90	48.561
8/24/2018	Buy	49	49.121
8/24/2018	Sell	15	48.9
8/28/2018	Buy	59	48.75
8/28/2018	Sell	3	48.7
8/29/2018	Buy	606	49.535
8/29/2018	Sell	1709	49.589
8/30/2018	Buy	85	48.95
8/30/2018	Sell	243	48.707
8/31/2018	Buy	94	48.374
8/31/2018	Sell	100	48.55
9/4/2018	Buy	927	48.003
9/4/2018	Sell	40327	48.15
9/5/2018	Buy	45	46.42
9/5/2018	Sell	25802	46.98
9/6/2018	Buy	156	50.05
9/6/2018	Sell	32	50.95
9/7/2018	Buy	138	50.382
9/7/2018	Sell	97	50.725
9/10/2018	Buy	200	48.8
9/10/2018	Sell	8	49.213
9/11/2018	Buy	730	48.3
9/11/2018	Sell	3	48.3
9/13/2018	Buy	57	48.21
9/13/2018	Sell	2015	48.227
9/14/2018	Sell	3021	48.581
9/17/2018	Buy	284	46.65
9/17/2018	Sell	54	46.735
9/18/2018	Sell	484	46.946
9/19/2018	Sell	86	46.5
9/20/2018	Buy	254	47.587
9/20/2018	Sell	62	47.55
9/21/2018	Buy	35	48.4
9/21/2018	Sell	321	48.145
9/24/2018	Sell	195	49.4
9/25/2018	Buy	12	49.4
9/25/2018	Sell	383	49.355
9/26/2018	Buy	80	49.75
9/26/2018	Sell	79	49.7
9/27/2018	Buy	25	49.7
9/27/2018	Sell	34	49.742
9/28/2018	Buy	132	49.913
9/28/2018	Sell	10	50.1
10/1/2018	Sell	12	49.025
10/2/2018	Sell	1809	48.36
10/3/2018	Buy	171	49.011
10/3/2018	Sell	183	48.99
10/4/2018	Buy	84	48.624
10/4/2018	Sell	112	48.453
10/5/2018	Buy	30	47.1
10/5/2018	Sell	148	47.284
10/8/2018	Buy	94	46.293
10/9/2018	Buy	36818	46.802
10/9/2018	Sell	83	47.13
10/10/2018	Buy	67831	45.385
10/10/2018	Sell	62	45.65
10/11/2018	Buy	69344	44.845
10/11/2018	Sell	20	44.35
10/12/2018	Buy	36723	44.581
10/12/2018	Sell	5	44.08
10/15/2018	Buy	22129	44.681
10/15/2018	Sell	91	44.89
10/16/2018	Buy	20581	46.049
10/17/2018	Buy	144	46.58
10/17/2018	Sell	102	46.568
10/18/2018	Sell	146	45.886
10/19/2018	Buy	436	46.221
10/19/2018	Sell	20	45.59
10/22/2018	Buy	116	45.57
10/23/2018	Buy	160	45.218
10/24/2018	Buy	258	45.758
10/25/2018	Buy	253	45.378
10/25/2018	Sell	187	45.435
10/26/2018	Buy	8	44.43
10/26/2018	Sell	1144	44.944
10/29/2018	Buy	599	44.555
10/30/2018	Buy	26	43.93
10/30/2018	Sell	281	44.315
10/31/2018	Buy	34	45.55
10/31/2018	Sell	17	45.492
11/1/2018	Buy	97	45.913
11/1/2018	Sell	2012	45.999
11/2/2018	Buy	191	45.888
11/2/2018	Sell	419	45.953
11/5/2018	Sell	737	45.313
11/6/2018	Buy	3529	46.326
11/6/2018	Sell	5	45.994
11/7/2018	Buy	541	47.638
11/7/2018	Sell	36	47.598
11/8/2018	Sell	4	47.643
11/9/2018	Buy	5747	46.466
11/9/2018	Sell	16	46.2
11/12/2018	Buy	2651	45.299
11/12/2018	Sell	39	46.109
11/13/2018	Sell	1383	44.119
11/14/2018	Buy	2510	43.799
11/14/2018	Sell	52	43.58
11/15/2018	Buy	335	44.773
11/15/2018	Sell	57	44.928
11/16/2018	Buy	1600	44.966
11/16/2018	Sell	608	44.789
11/19/2018	Buy	1615	43.338
11/19/2018	Sell	639	43.097
11/20/2018	Buy	104	42.142
11/20/2018	Sell	187	42.348
11/21/2018	Buy	122	43.3
11/21/2018	Sell	317	43.048
11/23/2018	Sell	220	43.218
11/26/2018	Sell	1310	44.12
11/27/2018	Buy	1497	43.9
11/27/2018	Sell	686	43.759
11/28/2018	Sell	3381	45.154
11/29/2018	Sell	490	44.738
11/30/2018	Buy	4	44.99
11/30/2018	Sell	1683	45.402
12/3/2018	Buy	2099	44.948
12/4/2018	Buy	1743	43.433
12/4/2018	Sell	208	43.428
12/6/2018	Buy	271	44.861
12/6/2018	Sell	250	45.534
12/7/2018	Buy	1970	45.354
12/7/2018	Sell	215	45.423
12/10/2018	Buy	195	44.997
12/10/2018	Sell	235	44.42
12/11/2018	Sell	80	45.906
12/12/2018	Sell	114	47.368
12/13/2018	Buy	78	47.446
12/13/2018	Sell	229	46.822
12/14/2018	Buy	157	47.257
12/14/2018	Sell	50	47.2
12/17/2018	Buy	327	46.415
12/17/2018	Sell	27	46.183
12/18/2018	Buy	731	45.227
12/18/2018	Sell	1102	44.807
12/19/2018	Buy	202	46.007
12/19/2018	Sell	606	45.336
12/20/2018	Buy	372	44.804
12/20/2018	Sell	2090	44.699
12/21/2018	Buy	3190	43.162
12/21/2018	Sell	4540	42.04
12/24/2018	Buy	11	41.01
12/24/2018	Sell	4769	40.98
12/26/2018	Buy	630	40.233
12/26/2018	Sell	8220	42.166
12/27/2018	Buy	391	41.345
12/27/2018	Sell	15969	41.175
12/28/2018	Sell	3254	41.983
12/31/2018	Buy	661	42.289
12/31/2018	Sell	10195	42.058
1/2/2019	Buy	3612	41.796
1/2/2019	Sell	5362	41.77
1/3/2019	Buy	425	41.031
1/3/2019	Sell	183	41.251
1/4/2019	Buy	588	42.267
1/4/2019	Sell	586	42.293
1/7/2019	Buy	1615	43.235
1/7/2019	Sell	216	42.485
1/8/2019	Buy	1512	43.108
1/8/2019	Sell	546	42.46
1/9/2019	Buy	814	43.961
1/9/2019	Sell	49	43.912
1/10/2019	Buy	4204	44.009
1/11/2019	Buy	2096	45.299
1/11/2019	Sell	175	45.423
1/14/2019	Buy	453	44.541
1/14/2019	Sell	33	44.808
1/15/2019	Buy	397	45.085
1/15/2019	Sell	821	44.894
1/16/2019	Buy	233	45.467
1/16/2019	Sell	188	45.788
1/17/2019	Sell	37	46.308
1/18/2019	Buy	275	46.665
1/18/2019	Sell	869	46.654
1/22/2019	Buy	3887	46.499
1/22/2019	Sell	66	46.549
1/23/2019	Buy	122	45.706
1/23/2019	Sell	78	45.78
1/24/2019	Buy	486	45.92
1/24/2019	Sell	57	46.112
1/25/2019	Buy	377	47.387
1/25/2019	Sell	65	47.125
1/28/2019	Buy	7449	46.933
1/28/2019	Sell	403	46.93
1/29/2019	Buy	2309	46.679
1/29/2019	Sell	135	46.738
1/30/2019	Buy	1095	47.554
1/30/2019	Sell	146	47.508
1/31/2019	Buy	1047	48.364
1/31/2019	Sell	125	48.329
2/1/2019	Buy	2770	48.858
2/1/2019	Sell	85	48.462
2/4/2019	Buy	1262	49.88
2/4/2019	Sell	218	49.917
2/5/2019	Buy	14996	50.247
2/5/2019	Sell	60	50.092
2/6/2019	Buy	1033	50.749
2/6/2019	Sell	16	50.68
2/7/2019	Buy	565	50.69
2/7/2019	Sell	1085	50.01
2/8/2019	Buy	84	50.472
2/8/2019	Sell	164	50.748
2/11/2019	Sell	394	51.219
2/12/2019	Sell	290	51.824
2/13/2019	Buy	1697	51.34
2/13/2019	Sell	471	51.145
2/14/2019	Sell	1680	52.18
2/15/2019	Buy	251	52.112
2/15/2019	Sell	285	51.734
2/19/2019	Buy	84	52.804
2/19/2019	Sell	4895	52.581
2/20/2019	Buy	125	51.7
2/20/2019	Sell	298	51.735
2/21/2019	Buy	1495	51.738
2/21/2019	Sell	553	52.23
2/22/2019	Buy	2041	53.408
2/22/2019	Sell	100	53.341
2/25/2019	Buy	16	54.05
2/25/2019	Sell	281	53.802
2/26/2019	Sell	202	53.158
2/27/2019	Buy	435	53.166
2/27/2019	Sell	831	53.206
2/28/2019	Buy	446	53.434
2/28/2019	Sell	363	53.081
3/1/2019	Buy	97	53.256
3/1/2019	Sell	138	53.689
3/4/2019	Sell	97	52.249
3/5/2019	Sell	104	52.557
3/6/2019	Buy	4	51.88
3/6/2019	Sell	44	51.855
3/7/2019	Buy	62	52.171
3/7/2019	Sell	7146	52.00
3/8/2019	Sell	519	51.898
3/11/2019	Buy	191	52.4
3/11/2019	Sell	150	52.29
3/12/2019	Sell	353	52.47
3/13/2019	Sell	222	52.539
3/14/2019	Buy	28	52.56
3/14/2019	Sell	75	52.53
3/15/2019	Buy	425	52.688
3/15/2019	Sell	733	52.818
3/18/2019	Buy	217	52.755
3/18/2019	Sell	25	52.83
3/19/2019	Buy	1370	52.718
3/19/2019	Sell	85	52.486
3/20/2019	Buy	83	52.39
3/20/2019	Sell	961	52.273
3/21/2019	Buy	23	52.63
3/21/2019	Sell	1112	52.88
3/22/2019	Buy	5	51.434
3/22/2019	Sell	770	51.81
3/25/2019	Buy	330	51.2
3/25/2019	Sell	800	51.142
3/26/2019	Buy	203	51.993
3/26/2019	Sell	240	51.543
3/27/2019	Buy	583	51.335
3/27/2019	Sell	96	51.617
3/28/2019	Buy	29	57.221
3/28/2019	Sell	3488	58.03
3/29/2019	Sell	448	60.736
4/1/2019	Buy	110	59.915
4/1/2019	Sell	98	59.964
4/2/2019	Buy	69	61.19
4/2/2019	Sell	158	61.505
4/3/2019	Sell	35	60.88
4/4/2019	Buy	22	59.16
4/4/2019	Sell	729	60.06
4/5/2019	Sell	2487	61.161
4/8/2019	Sell	46	61.28
4/9/2019	Buy	25	62.04
4/9/2019	Sell	135	61.735
4/10/2019	Sell	136	62.866
4/11/2019	Buy	125	63.09
4/11/2019	Sell	25	63.09
4/12/2019	Buy	1469	63.03
4/12/2019	Sell	142	63.41
4/16/2019	Buy	309	61.98
4/16/2019	Sell	2067	61.97
4/17/2019	Buy	80	60.21
4/17/2019	Sell	3501	60.85
4/18/2019	Buy	563	60.46
4/18/2019	Sell	4195	60.41
4/22/2019	Buy	77	61.05
4/22/2019	Sell	255	60.45
4/23/2019	Buy	344	62.36
4/23/2019	Sell	111	61.94
4/24/2019	Buy	76	61.44
4/24/2019	Sell	27	61.49
4/25/2019	Buy	1546	61.00
4/25/2019	Sell	137	61.00
4/29/2019	Buy	282	61.06
4/29/2019	Sell	900	61.00
4/30/2019	Buy	523	60.39
4/30/2019	Sell	419	60.35
5/1/2019	Buy	560	60.10
5/1/2019	Sell	79	60.23
5/2/2019	Buy	481	60.20
5/2/2019	Sell	154	60.17
5/3/2019	Buy	379	61.19
5/3/2019	Sell	2510	61.03
5/6/2019	Buy	874	61.58
5/7/2019	Buy	161	62.01
5/7/2019	Sell	3845	61.81
5/8/2019	Buy	1006	62.48
5/8/2019	Sell	8734	61.96
5/9/2019	Buy	145	61.32
5/9/2019	Sell	5900	61.36

Neuberger Berman Breton Hill ULC

Date	Buy/Sell	Unit Quantity	Average Price
12/22/2017	Buy	6694	41.80
9/24/2018	Sell	510	49.40
3/28/2019	Sell	6184	58.90
4/30/2019	Buy	523	60.39

Benjamin Nahum
Date	Buy/Sell	Unit Quantity	Average Price
3/8/2018	Buy	21225	40.95

Transaction in 1.50% Convertible Senior Notes by Neuberger Berman Investment Advisers LLC

Date	Buy/Sell	Face Amount	Average Price
8/31/2018	Sell	$330,000	102
4/25/2019	Sell	$100,000	112.5

GOLD PROXY CARD

VERINT SYSTEMS INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE NEUBERGER BERMAN PARTICIPANTS IN ITS SOLICITATION

THE BOARD OF DIRECTORS OF VERINT SYSTEMS INC. IS NOT SOLICITING THIS PROXY

P R O X Y

The undersigned appoints Benjamin Nahum and Amit Solomon, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Verint Systems Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company scheduled to be held at the offices of Jones Day, 250 Vesey Street, New York, NY 10281 at 8:30 a.m. (including any adjournments or postponements thereof and any meeting called in lieu thereof) (the "Annual Meeting").

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to the Neuberger Berman Participants ("NB"), a reasonable time before this solicitation.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) "FOR" THE NB NOMINEES AND THE DIRECTORS NOMINATED BY VERINT, OTHER THAN MR. HOWARD SAFIR, MR. JOHN EGAN, AND MR. RICHARD NOTTENBURG, (II) "FOR" PROPOSAL 2, (III) "AGAINST" PROPOSAL 3 AND (IV) "AGAINST" PROPOSAL 4.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with the Neuberger Berman Participants' solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

Please mark vote as in this example: ☒

THE NEUBERGER BERMAN PARTICIPANTS STRONGLY RECOMMEND THAT STOCKHOLDERS VOTE (I) "FOR" THE NB NOMINEES AND THE DIRECTORS NOMINATED BY VERINT, OTHER THAN MR. HOWARD SAFIR, MR. JOHN EGAN, AND MR. RICHARD NOTTENBURG, (II) "FOR" PROPOSAL 2, (III) "AGAINST" PROPOSAL 3 AND (IV) "AGAINST" PROPOSAL 4.

1. To elect Ms. Beatriz V. Infante, Mr. Oded Weiss and Dr. Mark N. Greene as directors of the Company.

Nominees:		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEE(S) EXCEPT WRITTEN BELOW
	Beatriz V. Infante Oded Weiss Mark N. Greene	☐	☐	☐

NOTE: If you do not wish your shares to be voted "FOR" a particular NB Nominee, mark the "FOR ALL EXCEPT" box and write the name(s) of the NB Nominee(s) that you do not support on the line below. Your shares will be voted for the remaining NB Nominee(s). You may also withhold authority to vote for one or more of the candidates who have been nominated by the Company other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg, by writing the name of such nominee(s) below. There is no assurance that any of Verint's nominees will serve on the Board if any of the NB Nominees are elected to the Board.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

Signature **Date**

Signature (if held jointly) **Date**

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

KEEP THIS PORTION FOR YOUR RECORDS